Mining Services International
                                Exhibit 10.
                            Material Contracts
    ___________________________________________________________________

                          SHAREHOLDERS AGREEMENT


THIS AGREEMENT, effective as of the 4th day of September 1996, is made by and between NORSK HYDRO ASA (a company duly organized and existing under the laws of Norway), having a principal place of business at 0240 Oslo, Norway ("NHO") and MINING SERVICES INTERNATIONAL CORPORATION (a company duly organized and existing under the laws of the State of Utah), having a principal place of business at 5284 South Commerce Drive, Suite C-244, Salt Lake City, Utah, United States of America ("MSI).

WHEREAS

(a) NHO and MSI will each own fifty (50) per cent of the shares of Cayman Mining Services Ltd (a company duly organized and existing under the laws of the Cayman Islands), having a principal place of business at Ugland House, South Church Street, P.O. Box 30868, George Town, Grand Cayman, Cayman Islands ("Company I"),

(b) Company I has established Suministros y Servicios Mineros de Colombia Ltda (a limited liability partnership organized and existing under the laws of Colombia), having a principal place of business at Calle 72 North 57-33 Piso 4, Apartado Aereo Number 50535, Barranquilla, Colombia ("Company II") and Company I owns all, except one (1), of the quotas of Company II and the remaining quota is presently owned by Reidar Ostbye for the purpose of fulfilling compulsory requirements under the laws of Colombia,

(c) MSI possesses valuable and secret processes, formulae and other industrial proprietary rights relating to the production and application of bulk explosive products and NHO manufactures and supplies certain industrial chemicals, including ammonium nitrate and calcium nitrate, which are important ingredients in such explosive products, and MSI and NHO, directly or indirectly, shall be the exclusive providers and suppliers thereof to Company I and Company II, and

(d) NHO and MSI wish to combine their competence and resources and desire that Company II establishes a plant and other facilities for the production and supply of bulk explosive products, including emulsion, emulsion blends and ANFO, down the hole for mines and for other blasting applications in Colombia pursuant to the agreement of June 12, 1996 by and among MSI, NHO and Company II, on the one side, and the Industria Militar, a State Industrial and Commercial Company (connected with the Ministry of National Defense of Colombia), having a principal place of business at Santa Fe de Bogota. Colombia ("INDUMIL") on the other side.

NOW, THEREFORE. the parties, intending to be legally bound, agree as follows:


1.   Conditions Precedent

1.1 This Agreement is conditional upon the receipt by the parties hereto or by Company I or Company II, as the case may be, of the requisite approvals (on conditions acceptable to both parties) required to be obtained under the laws of Norway, the United States of America, Colombia, Sweden and the Cayman Islands, respectively, on or before September 30, 1996 or by such later date as the parties may mutually agree in writing. Each party undertakes to use all reasonable efforts to obtain such approvals, and will notify the other promptly when the approvals required to be applied for by it have been obtained.

1.2 In the event of all of the conditions referred to in Article 1. I not being fulfilled within the time period stipulated therein, then this Agreement shall be null and void and no party shall have any claim against the other.

1.3 This Agreement shall cease to be conditional upon the date when all the conditions set out in Article 1.1 above shall have been fulfilled and the following provisions of this Agreement shall come into effect immediately on that date.

2.   The Companies and their Objectives

2.1 The Memorandum of Association of Company I is attached hereto as Attachment 1. The parties agree that the Articles of Association of Company I (the "Articles of Association") shall be substantially in the form of Attachment 2 hereto and that the By-laws of Company II (the "By-laws") shall be substantially in the form of Attachment 3 hereto.

2.2 The parties acknowledge and agree that the overall objectives of Company I are as follows:

     (i) to own all, except one (1), of the quotas of Company II (the remaining quota is presently owned by Reidar Ostbye) and to fully control the operation, management and administration of Company II;

     (ii) to acquire technology and purchase raw material necessary for the operation and business of Company II and to provide such technology and resell such raw material to Company II pursuant to the agreements referred to in Article 12;

     (iii) to otherwise utilize the services and capabilities of the parties hereto and their Affiliates (as defined in Article 20.5) to the largest extent possible for supplies to Company II, if economic and market conditions permit; and

     (iv) to develop a profitable business and distribute the profits of Company I between NHO and MSI as agreed between the parties from time to time.

2.3 The parties acknowledge and agree that the overall objectives of Company II are as follows:

     (i) to develop a long-term business in the production and supply of down the hole bulk explosive products for coal mines in Colombia pursuant to the agreement of June 12, 1996 by and among NHO and Company II, on the one side, and INDUMIL on the other side, (the "INDUMIL Agreement"), and to concentrate the activities of Company II in Colombia as its primary market and to produce and supply bulk explosive products outside of Colombia only with prior approval of the Board of Directors of Company 1.

     (ii) to concentrate the activities of company II in Colombia as its primary market and to produce and supply bulk explosive products outside of Colombia only with prior approval of the Board of Directors of Company I.
2.4 Any arrangements between NHO and MS[ requiring mutual consent or agreement as provided herein shall be reduced to writing subject to the terms and conditions of this Agreement and signed by both parties in a Memorandum of Agreement.
3.           Share Capital and Loans

3.1          It is understood and agreed that:



     (a) Company I shall have an authorized capital of USD 1,000 divided into 1,000 Ordinary Registered Shares of USD 1 each;

     (b) Company I shall have an issued and paid-up capital of USD 500 divided into 500 Ordinary Registered Shares of USD 1 each and in that connection each of the parties shall subscribe against cash at USD 1,000 the number of shares of USD 1 each hereinafter set out in the capital of Company I (such shares shall be payable in full upon subscription):

          (i)       NHO shall subscribe for 250 Ordinary Registered Shares;
               and

          (ii) MSI shall subscribe for 248 Ordinary Registered Shares (MSI has previously subscribed 2 Ordinary Registered Shares upon formation of Company I).

3.2 Each party's obligation to provide the amount specified in Article 3.1 above shall only remain valid if both parties fulfill their obligations to provide the amounts so specified. Company I shall have an obligation to notify a party if the other party does not pay its share of any such capital contribution at the agreed time, and Company I shall in such circumstances have an obligation upon written request to immediately repay any capital amount paid in by one party only.

3.3 Each of the parties hereto shall exercise its voting rights for the time being, in Company I and take such steps as for the time being lies within its powers to procure that (save for the shares to be subscribed for pursuant to the provisions of this Agreement) any unissued shares in the capital of Company I shall before issue be offered for subscription in the first instance to such persons as at the date of the offer are registered as shareholders of Company I in proportion as nearly as practicable to the number of shares held by each of them respectively.

3.4  It is understood and agreed that:

     (a) Company II shall have an authorized capital of COP 100,000,000 divided into 100,000 Ordinary Registered Quotas of COP 1,000 each;

     (b) Company II shall have an issued and paid-up capital of COP 100,000,000 divided into 100,000 Ordinary Registered Quotas of COP 1,000 each and in that connection the parties shall cause Company I to subscribe against cash at par 100,000 Ordinary Registered Quotas of 1,000 each.

3.5 NHO under-takes to loan to Company I up to a total of USD 2,500,000 and MSI undertakes to loan to Company I up to a total of USD 2,500,000. Such loans shall be made in equal shares and at the same dates to be agreed between NHO and MSI. Any such loan shall be made pursuant to the terms specified in the Loan Agreements referred to in
     Article 12. 1(a)(v) and (vi). No loans in excess of such amounts shall be required or permitted nor shall any changes in the terms of the Loan Agreements or any pre-payment of the loans be made without the approval of the Board of Directors of Company I.

     Each part's obligations to lend the amounts specified above shall only remain valid if both parties fulfill their respective obligations.

4.   Board of Directors, General Meetings and Management

4.1 Unless otherwise agreed, the number of Directors of Company I (the "Board of Directors") shall be four (4).

4.2 Subject to paragraph 4.7 of this Article, the Board of Directors shall consist of:

     (a)  two (2) persons designated by NHO;

     (b)  two (2) persons designated by MSI.

     The Board of Directors of Company I shall elect a chairman and a vice chairman from among its members for a period of one year at a time. Unless otherwise agreed, the parties shall alternately every other year nominate a chairman and a vice chairman from among the members of the Board of Directors of Company I. The chairman and the vice chairman shall not have any casting or second vote at meetings with the Board of Directors of, or at General Meetings in, Company I.

4.3 The right of appointment conferred on a party hereto under Article 4.2 above shall include the right by that party to remove at any time from office such person appointed by that party as a Director and the right of that party at any time and from time to time to determine the period during which such person shall hold the office of Director.

4.4 The right of appointment, removal or determination of period of office of each Director conferred by the foregoing provisions of this Article 4 shall be exercised in accordance with the Companies Law of the Cayman Islands and the Articles of Association.

4.5 Whenever for any reason a person ceases to be a Director, the party hereto which had designated him or would be entitled to designate him under this Article 4 shall designate forthwith a substitute Director.

4.6  The first Directors of Company I shall be the following persons:

       (a) Leif-Arne Linne designated by NHO;

       (b) Kjell Okter designated by NHO;

       (e) John T. Day designated by MSI;

       (d)  Duane W. Moss designated by MSI;

       in the terms of Article 4.2 above.


4.7 Notwithstanding anything contained herein to the contrary, the composition of the Board of Directors of Company I shall at all times as near as practically possible proportionally reflect the respective proportionate shareholding of the parties hereto in the capital of Company 1.

4.8  Where to give effect to all or any of the foregoing provisions of this
     Article 4 a resolution of the shareholders of Company I in a General Meeting is required under the Companies Law of the Cayman Islands or under the Articles of Association, each of the parties hereto shall exercise its voting rights for the time being in Company I and take all such steps as lie within its powers as are necessary to give effect thereto.

4.9 The quorum for all meetings of the Board of Directors of Company I shall be three (3) Directors, consisting of at least one (1) Director designated by NHO and of at least one (1) Director designated by MSI. The procedure for convening or requisitioning meetings of the Board of Directors of Company I and transacting business thereat are prescribed in the Companies Law of the Cayman Islands and the Articles of Association.

     Directors may participate in meetings of the Board of Directors of Company I by means of conference telephone or similar communication equipment, provided that all persons participating in the meeting can hear each other.

     A resolution in writing signed by all Directors elected for the time being shall be valid and effectual as if it had been a resolution passed at a meeting of the Board of Directors of Company I duly convened and held.

     At a meeting of the Board of Directors of Company I, each Director shall have one vote, provided that, if one or more Directors are absent from such meeting, such absent Director may nominate an alternate Director for any such meeting. In the event that the alternate Director is also a Director, such Director will have the right to vote on his own behalf and on behalf of the absent Director.

4.10 The quorum for General Meetings in Company I shall be as provided in the Articles of Association and the Companies Law of the Caymans Islands.

4.11 All Resolutions of a General Meeting in, or of the Board of Directors of Company I, including any resolutions in relation to the operation, management or administration of Company I or the enforcement of any rights of Company I against Company II, shall be adopted by unanimous vote of the shareholders or the Directors present, as the case may be, notwithstanding any provisions to the contrary set out in the Articles of Association and the Companies Law of the Cayman Islands.

     In adopting resolutions NHO and MSI shall act in good faith and use their respective best efforts to reach a unanimous vote and ensure that their respective designated Directors act accordingly.

4.12 At least four (4) meetings of the Board of Directors of Company I shall be held in any one (1) financial year of Company I and there shall not at any time be a lapse of more than three (3) months between any two such meetings.

4.13 It is agreed and understood that a General Meeting and a meeting of the Board of Directors of Company I shall be convened by at least fourteen (14) days notice.

4.14 The provisions set out in this Article 4.1-4.13 shall also apply, with the amendments which are necessary to fit the circumstances, in respect of Company II and the provisions of Articles 4.1-4.13 shall for such purpose be construed accordingly.

4.15 The management and administration of the affairs of Company I shall be entrusted to one of the Directors of Company I as determined by the Board of Directors of Company I on a case-by-case basis.

     The management and administration of the affairs of Company II shall be entrusted to two (2) General Managers who shall act jointly on behalf of Company II. NHO shall at all times have the right to designate one person for election as General Manager of Company II, who shall also be a Director of the Board of Directors of Company I designated by NHO. MSI shall at all times have the right to designate one person for election as General Manager, who shall also be a Director of the Board of Directors of Company I designated by MSI. Unless otherwise agreed, NHO and MSI shall jointly designate for election a substitute General Manager of Company II, who shall be responsible for the day-to-day business of Company II in accordance with the joint instructions of the General Managers.

4.16 The parties agree that the authority to sign on behalf of Company I shall be vested in any two (2) Directors jointly, whereof one (1) shall be designated by NHO and one (1) shall be designated by MSI, and that the authority to sign on behalf of Company II shall be vested jointly in the General Managers. In order to expedite normal day-to-day business transactions either two (2) such Directors jointly, in the case of Company I and the General Managers jointly, in the case of Company II, may appoint, and delegate the signing authority to a management employee or any authorized agent.





5.   Financial Year

5.1 Each financial year of Company I and Company II, respectively, shall end on the 31st day of December of every year and the first financial year of Company I and Company II, respectively, shall end on the 31st day of December 1996.

6.   Finance

6.1 Any finance as Company I or Company II may require from time to time in addition to the capital furnished pursuant to Article 3 above shall in the first instance be raised through normal commercial channels by way of loan, debenture, mortgage or in such other manner as the parties hereto may agree upon and such finance shall be procured, wherever possible, without any additional security by way of guarantee or otherwise from the parties hereto, but in the event that any such guarantee or other securities are necessary in order to secure finance for Company I or Company II, the parties hereto shall provide the same in proportion as nearly as practicable to their participation in the capital of Company I, provided, however, that neither party shall be required to meet its proportionate share thereof and neither Company 1, Company II, nor any other shareholder shall have any remedy against a party who fails to make such proportionate contribution. In the event any such guarantee or other securities are necessary, the parties shall endeavour to avoid a joint liability between the parties.

6.2 However, (i) if the contribution required a party to purchase shares, or any security of Company I convertible into, or having the right to purchase, shares, the party who does not fail to make its contribution shall be given an opportunity by Company I to purchase all of such shares or other securities which the failing party could have purchased upon the exercise of the preemptive rights provided in
     Article 3.3 above; and (ii) if the required contribution took a form other than the purchase of equity securities, and the terms and conditions of such contribution were less favourable to the party than prevailing commercial conditions and armslength bargaining would require, then the parties shall cause the Board of Directors of Company I when setting the terms upon which such contribution shall be made to include therein appropriate conversion privileges or other rights to acquire additional shares or other securities of Company I as shall be fair and equitable in the circumstances.

7.   Auditors and Accounting Principles

7.1 The books of account and records of Company I and Company II, respectively, shall be audited at its own expense by one public accountant of good standing designated jointly by NHO and MSI.

7.2 It is agreed that Company I and Company II respectively shall provide without delay, at its own expense, to NHO and MSI such reasonable reports concerning the business and operations of Company I and Company II, respectively, as may be requested by NHO or MSI, such as periodic forecasts, cash flow reports and various other financial reports. It is further, agreed that each party, at its own expense, may from time to time undertake its own audit or investigation of Company I and Company II, respectively, using its own employees or a certified public accounting firm. For such purpose, the parties shall at normal business hours have reasonable access to the books and records of Company I and Company II relevant to such audit or investigation.

7.3 It is agreed that Company I and Company II, respectively, shall follow sound accounting practice in accordance with accepted professional standards and applicable laws and regulations.
8.   Dividends

8.1 It is the intention of the parties that the maximum possible amount of the profit of Company I and Company II, respectively, shall be distributed to them as shareholders of Company I and that reserves shall be kept to the lowest possible level, subject always to applicable laws and regulations and good accounting practice. Upon request by either of NHO or MSI, the parties shall take all actions as lie within their powers as are necessary to have the profit available for distribution (the "Distributable Profit") distributed to the parties as shareholders of Company I.

8.2 If the parties hereto cannot agree on the amount of the Distributable Profit, they will before the Annual General Meeting have the auditors of Company I and Company II, respectively, determine the Distributable Profit according to the intentions stated in Article 8.1 above, and they undertake to vote accordingly.

9.   Legal and Professional Costs

9.1 Each party shall bear its own legal and other professional costs and expenses in connection with the preparation, negotiation and execution of this Agreement, whether this Agreement ceases to be conditional or becomes null and void in accordance with Article 1, except for certain organization and start-up costs incurred by either party upon agreement between the parties, which costs shall be shared as so mutually agreed.

10.  Use of NHO or MSI Name

10.1 The parties agree that there shall be no reference to "Hydro" or "MSI" anything similar thereto in the name of Company I or Company II or otherwise in connection with the businesses of Company I or Company II, unless this is expressly authorized in writing by NHO and MSI, respectively.

11.   Representations and Warranties

     MSI hereby represents and warrants to NHO (all of such representations and warranties are true and accurate as of the date hereof and at the date of NHO's subscription of shares in Company I):

     (i) that Company I is duly organized, in good standing and validly existing under the laws of the Cayman Islands;

     (ii) that there are no assets nor liabilities as of December 31, 1995 on the books of
          Company I;

     (iii) that Company I has an issued and paid in share capital of USD two (2), represented by two (2) shares of a par value of USD one (1) each;

     (iv) that MSI is the sole shareholder of Company I;

     (v) that Company I has not conducted any business and has no liabilities or obligations whatsoever, fixed or contingent.

11.2 MSI shall, without prejudice to any other remedies, fully indemnify NHO for any non-fulfillment of the representations and warranties set out in Article 11.1.

12.              Related Agreements

12.1 As soon as practically possible after the satisfaction of the conditions pursuant to Article 1 above:

     (a) NHO and MSI, respectively, shall, directly or through an Affiliate, sign and execute and NHO and MSI shall cause Company I to sign and execute:

          (i) a Supply Agreement between Hydro Agri AB and Company I substantially in the form of Attachment 4 hereto;

          (ii) a Technology License and Service Agreement between MSI and Company I substantially in the form of Attachment 5 hereto;

          (iii) a Purchase and Transfer Agreement between MSI and Company I substantially in the form of Attachment 6 hereto;

          (iv) a Supply Agreement between MSI and Company I substantially in the form of Attachment 7 hereto;

          (v) a Loan Agreement between NHO and Company I substantially in the form of Attachment 8 hereto;

          (vi) a Loan Agreement between MSI and Company I substantially in the form of Attachment 9 hereto.

     (b) NHO and MSI shall cause Company I and Company II, respectively, to sign and execute

          (I) a Supply Agreement substantially in the form of Attachment 10 hereto;

          (ii) a Technology License and Service Agreement substantially in the form of Attachment 11 hereto;

          (iii) a Lease Agreement substantially in the form of Attachment 12 hereto.

12.2 Pursuant to the INDUMIL Agreement, NHO and MSI may be jointly and severally liable towards INDUMIL for the fulfillment by Company II of its obligations thereunder. As between NHO and MSI, the liability for claims by INDUMIL directly against NHO or MSI under the INDUMIL Agreement shall be apportioned as follows:

          (a) If such claim is related to defective performance, delay, breach of contract or other fault for which Hydro Agri AB is liable towards Company I under the Supply Agreement referred to in Article 12.1 (a) (i) above, the corresponding liability shall be assigned to NHO and NHO shall indemnify and hold harmless MSI from such claim to the extent Hydro Agri AB is liable towards Company I under the said Supply Agreement.

               If such claim is related to defective performance, delay, breach of contract or other fault for which MSI is liable towards Company I under any of the agreements referred to in
               Article 12.1 (a) (ii)-(iv) above, the corresponding liability shall be assigned to MSI and MSI shall indemnify and hold harmless NHO from such claim to the extent MSI is liable towards Company I under any of the referenced agreements.

          (b) To the extent neither of the parties is separately liable for all or any part of the claim by INDUMIL as set forth in the foregoing paragraph (a), each party shall be liable for fifty (50) percent of such claim or part thereof and NHO and MSI shall indemnify and hold each other harmless accordingly.

12.3 Each party will promptly advise the other party in writing of any notice or claim by INDUMIL, including the commencement of any suit or action, received by or brought against it. None of the parties shall be authorized to settle any such claim, suit or action or to make any admission which may be prejudicial to the interest of the other party without the prior written consent of the other party. NHO and MSI shall consult with one another as to the course of action to be taken against any such suit, claim or action.

     Except as otherwise expressly provided herein, in no event shall any of the parties be liable under this Article 12 to the other party for any special. incidental, consequential, punitive or indirect losses or damages whatsoever, including but not limited to loss of profit or revenue, loss of production or loss of goodwill.

12.5 In the event that INDUMIL should claim under the INDUMIL Agreement that the final product delivered by Company II is not competitive, NHO and MSI shall in good faith determine in what manner the situation should be resolved. It is understood and agreed that if claim from INDUMIL can only be resolved by a reduction in the price or prices of the final product pursuant to the INDUMIL Agreement, NHO and MSI shall in good faith discuss and resolve the manner in which the loss should be absorbed by Company II, Company I or NHO and MSI as suppliers or technology providers.

13.          Transfer of Shares

13.1 During the term of this Agreement, no party shall sell, exchange, assign, transfer, pledge, hypothecate or otherwise encumber or permit to become encumbered, give or otherwise dispose of, whether any such disposition shall be voluntary or involuntary or come about to be effected by operation of law or pursuant to or in compliance with any judgment, decree or order, rule or regulation of any administrative body (any of said acts being hereinafter referred to as "disposed of") any of the shares of Company I which such party initially will own or may thereafter acquire, except with the prior written consent of, and upon such terms and conditions as may be set by the other party or in accordance with the provisions of this Article 13.

13.2 Each party may dispose of all or any part of its shares of Company I to any company which is an Affiliate of it. In the event of any such disposition, the party will promptly notify the other party thereof, and it will provide that any such Affiliate shall in all respect comply with the provisions of this Agreement and the shares acquired by such Affiliate shall continue to be subject to the terms and conditions of this Agreement to the same extent and in the same manner as if such shares were still owned by the party, it being understood that such disposition shall not affect the status of such party as a party under this Agreement nor shall it have the effect of making the Affiliate a party to this Agreement.

13.3 In the event of any transfer by a party in compliance with this
     Article 13, the other party shall be considered to have waived any rights it or the Directors designated by it may have under Articles 9 and 10 of the Articles of Association.

14.          Term of this Agreement

14.1 This Agreement shall remain in force until the date falling three hundred and sixtyfive (365) days after the date when any and all rights and obligations of Company II under the INDUMIL Agreement have terminated or expired, unless earlier terminated in accordance with Articles 14.2, 14.3, 14.4 or 14.5 below.

14.2 Either party shall have the right to terminate this Agreement with immediate effect by notice in writing to the other party with reference to this Article 14.2 in the event that:

     (i) the other party shall be in serious default of any of its substantial obligations under this Agreement and shall have failed to make good such default within sixty (60) calendar days after having been notified in writing to do so by the terminating party, or

     (ii) the other party is declared bankrupt, suspends its payments, makes a composition with its creditors or is otherwise found to be insolvent.

14.3 In the event that a party should cease to be a shareholder in Company I otherwise than pursuant to the provisions of Article 13.2, this Agreement shall immediately terminate and the Director(s) appointed by such party shall immediately resign.

14.4 This Agreement shall automatically terminate:

     (i)  upon the dissolution, liquidation or bankruptcy of Company I

     (ii) at such time as one of the parties owns all of the shares in Company I of the parties hereto; and

     (iii)at such time as a person other than the parties hereto owns all of the shares in Company I of the parties hereto.

14.5 In case one of the parties terminates this Agreement in accordance with paragraph 14.2, the terminating party shall have the right to purchase the other party's shares in Company I. The purchase price for the said shares shall in such case be equal to the fair market value of those shares. Further, the provisions of Article 15 shall be extended and apply to the defaulting party until the third anniversary of the termination of this Agreement.

14.6 In the event of a termination pursuant to Article 14.1, the terminating party shall at least sixty (60) days prior to the effective date of the termination in writing offer all its shares in Company I to the other party. Unless the other party has accepted the offer in writing within fortyfive (45) days after receipt of the offer, then the terminating party has the right to purchase all the other party's shares in Company I by a written notice to the other party received at the latest by the other party on the effective date of the termination. In the event neither party has become the owner of the shares of the other pursuant to this paragraph, then both parties are obliged to liquidate Company I promptly.

14.7 The price for the shares pursuant to Article 14.6 shall be as agreed between the parties, or failing an agreement, equal to the fair market value thereof.

14.8 In the event that the parties cannot agree on the fair market value of the shares pursuant to Article 14.5 or 14.7, it shall be determined by arbitration in accordance with Article 17.

15.   Non-Competition

15.1 Without the prior written consent of the other party, neither of the parties or any of their Affiliates shall, during the term of this Agreement, directly or indirectly, (e.g. through an Affiliate) invest, acquire an interest or otherwise be engaged in the business of production and supply of bulk explosive products in Colombia in competition with Company II.

16.  Insurances

16.1 It is agreed and understood that Company I and Company II, respectively, shall procure and maintain appropriate insurances, such as property insurances and public liability insurances.

17.  Disputes and Applicable Law

17.1 All disputes and differences that might arise between or among parties hereto in connection with or arising out of this Agreement, whether during the term hereof or after termination or breach, shall be referred to and finally settled by arbitration in London, England, in accordance with the UNCITRAL Arbitration Rules.

     Unless otherwise agreed, the number of arbitrators shall be three (3).

     The International Chamber of Commerce (ICC) in Paris, France, shall be the appointing authority acting in accordance with the rules adopted by ICC for that purpose.

17.2 Judgment upon any award rendered may be entered into any court having jurisdiction or otherwise application may be made to such court for a judicial acceptance of any award and an order for enforcement, as the case may be.

17.3 This Agreement shall in all respects be construed and interpreted in accordance with the substantive laws of England as such laws shall from time to time be in effect.

18.  Force Majeure

18.1 Save as is otherwise specifically provided in this Agreement, the parties hereto shall not be liable for failures or delays in performing their respective obligations hereunder arising from strikes, lockouts or labour disputes or from any cause beyond their control including but not limited to acts of God, acts of civil or military authority, fires. epidemics, governmental restrictions, wars, riots, earthquakes, storms, and floods and in the event of any such delay, the time for performance of the party shall be extended for a period equal to the time lost by reason of the delay.



19.  Transfer or Assignment

19.1 The parties hereto shall not transfer or assign all or any of their rights, obligations or benefits hereunder to any third party or parties.

20.  Miscellaneous

20.1 Each of the parties hereto hereby represents to the other that the execution and delivery of this Agreement and the performance thereof will not contravene or constitute a default under its constitution, by-laws or any other agreement, instrument or other form of commitment to which any party hereto is also bound.

20.2 No failure or delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of such right or power preclude any other or further exercise of any other right or power hereunder.

20.3 In the event of any conflict between the terms of this Agreement and the Articles of Association or the By-laws, the terms of this Agreement shall as between the parties hereto prevail and the parties shall forthwith cause such necessary alterations be made to the Articles of Association or the By-laws as are required so to resolve such conflict.

20.4 Each of the parties agree that in all matters concerning the Company I or II for which it shall be called upon to exercise its rights to vote, either as a shareholder or as a Director or General Manager, such rights shall be exercised in good faith in every case and in conformity with the specific provisions and spirit of this Agreement.

20.5 For the purpose of this Agreement, an "Affiliate" shall be deemed to be (i) any company or other entity which is controlled, directly or indirectly, by a party hereto, and (ii) any person, company or other entity which controls, directly or indirectly, a party hereto, and
     (iii) any company or other entity which is, directly or indirectly, under common control with a party hereto. By "is controlled", "controls", or "under control" shall be understood as denoting a control of more than fifty (50) per cent of the voting power.

21.  Confidentiality

21.1 Because NHO and MSI and their Affiliates and agents desire to fully support and cooperate with each other in order to accomplish the objectives of Company I and Company II, it is important that technology, proprietary rights, trade secrets and confidential information be shared. Accordingly, NHO and MSI agree to keep "Confidential Information" confidential and use such information only as required in compliance with this Agreement. The duty to keep Confidential Information confidential and to use such information only for purposes described herein shall survive the termination of this Agreement.

     As used in this Agreement "Confidential Information" means any and all data or information related to the business of a party to this Agreement or Company I or Company II, (the "Delivering Party") which the other Party (the "Receiving Party") becomes aware of during the course or as a consequence of the association between the parties and is Generally treated by the Delivering Party as confidential (whether or not it is marked "confidential" or designated as such when it is conveyed to the Receiving Party). Confidential Information include, without limitation, Proprietary Information (as defined herein) and information relating to the financial affairs, products, processes, customers, employees, distributors, research, development, and other matters that are important to the general operation and business of the Delivering Party; provided, however, that the information shall not be considered confidential if it (i) is available or becomes available to the public generally, or (ii) was already in the possession of the Receiving Party at the time of such delivery, or
     (iii) is received from another person or entity having lawful possession thereof and having no obligation of confidentiality to the Delivering Party.

     "Proprietary Information" means all of the know-how, materials and information (whether or not reduced to writing and whether or not patentable or protectable by copyright) relating to the business of the Delivering Party and which the Receiving Party receives, has access to, conceives or develops, in whole or in part, as a direct or indirect result of the Receiving Party's association with the Delivering Party or through the use of the Delivering Party's facilities or resources.


22.  Notices

22.1 All notices, requests, demands or other communications under this Agreement or in connection therewith shall be given or made in writing and shall be given by prepaid registered airmail, courier or by cable, telefax or telex authenticated by answer-back code and in any event addressed to the party to which such notice is to be given at the address of such party written below or to its cable, telefax or telex address, as may be applicable, or, in the event of any change of any such address, at such other address. Any notice despatched in conformity with this Article shall be deemed to have been effected at the time at which the same is received by the party to whom it is addressed.

     NHO:                NORSK HYDRO ASA
                         ATTN: Leif-Arne Linne
                         Box 516 - Storgatan 24
                         S-261 24 Landskrona
                         SWEDEN

     Telephone.          +46-418-26100
     Telefax:            +46-418-24305

     MSI:                MINING SERVICES INTERNATIONAL CORPORATION
                         ATTN: John T. Day
                         5284 South Commerce Drive, Suite C-244
                         Salt Lake City, UT 84107
                         UNITED STATES OF AMERICA

     Telephone:          801-261-5666
     Telefax:            801-265-7099

23.         Entire Agreement

23.1 This Agreement embodies all the terms and conditions agreed upon between the parties as to the subject matter of this Agreement and supersedes and cancels in all respects all previous agreements and undertakings, if any, between the parties hereto with respect to the subject matter hereof, whether such be written or oral.

24.  Interpretation

24.1 The headings of the Articles of this Agreement are to facilitate reference only and do not form a part of this Agreement, and shall not in any way affect the interpretation hereof.

24.2 No oral explanation or oral information by the parties hereto, or any of them, shall alter the meaning or interpretation of this Agreement.

24.3 This Agreement shall be amended only in writing and each and every amendment hereto shall be executed in the like manner by which these presents have been executed.




IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate, each party taking one (1) copy, the day and year written below.


Place: Landskrona                  Place:  Salt Lake City

Date:  26 September 1996           Date:   October 9, 1996

NORSK HYDRO ASA                    MINING SERVICES INTERNATIONAL
                                   CORPORATION

By.     Leif-Arne Linne            By:     John T. Day

Title:  General Manager            Title:  President

                    SHAREHOLDERS AGREEMENT



  THIS AGREEMENT (herein "Agreement") is made this 12th day of February 1997 by and between CHEMICAL HOLDINGS INTERNATIONAL
LIMITED (herein "CHI"), a company duly organized and existing under the laws of Mauritius, having a principal place of business at 4th Floor, Discovery House, St. Jean Street, Quatre Borne, Mauritius, being a wholly owned subsidiary of OMNIA GROUP LTD (herein "OG" ) which is the parent company wholly owning BULK MINING EXPLOSIVES PTY LTD (herein "BME"), both organized and existing under the laws of South Africa, having a principal place of business at Omnia House, 13
Sloane Street, Epsom Downs, South Africa,   and MINING
SERVICES INTERNATIONAL CORPORATION (herein "MSI"), a company duly organized and existing under the laws of the State of Utah, United States of America, having a principal place of business at 5284 South Commerce Drive, Suite C-244, Salt Lake City, Utah.

                             WHEREAS

(a) MSI and OG wish to enter into a joint venture by combining their competence and resources, including that of BME, to establish a plant and other facilities for the production and supply of bulk and packaged explosive products, including, raw materials, emulsions, emulsion blends, ANFO, related explosive accessories and down the hole services for mines and other blasting applications in the area defined as the countries of Ghana, Ivory Coast, Burkina Fasa and Togo and any other countries which may be mutually agreed to (herein "the Territory");

(b)  OG conducts and operates its operations outside
South Africa through CHI and shall agree to appropriately fund and guarantee the obligations of CHI with respect to such operations;

(c) It is agreed that CHI and MSI (herein "the Parties") will each own fifty (50%) per cent of the shares of the joint venture company WEST AFRICA CHEMICALS LTD, a company duly organized and existing under the laws of Mauritius, having its principal place of business at 4th Floor, Discovery House, St Jean Road, Quatre Bornes, Mauritius (herein "WAC");

(d) WAC has acquired or shall acquire all of the shares of West Coast Explosives Limited, incorporated and existing under the Companies Code of Ghana), having a principal place of business at SRS 029, 11th Lane Osu R.E., P.O. Box 9732, Kotoka International Airport, Accra, Ghana (herein "WCE").

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

1.     Conditions Precedent

MSICHI4.DOC                   Page 1 of 22

1.1  This Agreement is conditional upon:

       1.1.1.    The Boards of Directors of  OG and MSI
          unconditionally approving the terms and conditions of this Agreement, and

       1.1.2. The Exchange Control Authorities of the Republic of South Africa (herein "Excon") approving and granting permission to CHI entering into this Agreement and assuming the obligations imposed on it in terms hereof (herein "The Conditions"),

1.2   If The Conditions are not fulfilled on or before March
  15, 1997 (or such later date as the Parties may mutually agree in writing) then this Agreement shall be null and void and no Party shall have any claim against the other. Rights and obligations between the parties created in paragraphs 9, 10, 17, 21 and 22 shall survive the nullification or voidance created by this paragraph to the fullest extent provided in this Agreement or by law or equity.

1.3 Each Party undertakes to use all reasonable efforts to obtain such approvals and will deliver such approvals to be attached hereto in mutually acceptable form.

1.4 This Agreement shall cease to be conditional upon the date when The Conditions shall have been fulfilled and the following provisions of this Agreement shall come into effect immediately on that date.


2.    The Companies and their Objectives

2.1 The Articles of Association and By-laws of WAC and its subsidiaries shall be amended to conform with the intent and
  provisions of this Agreement.   In the event of any conflict
  between such Articles of Association and By-laws and this Agreement, the terms of this Agreement, as between the Parties, shall prevail.

2.2 The Parties acknowledge and agree that the overall objectives of WAC are as follows:

       2.2.1 To own all of the shares of any of its subsidiaries operating in the Territory and to fully control their operation, management and administration in compliance with the overall principle of acting in good faith and fair dealing in protecting the interests of the WAC shareholders with respect to taxation, asset risk management, maximization of profit, cash flow and repatriation of funds while promoting the overall best interests of each operating subsidiary;

       2.2.2  To acquire technology and purchase raw
          materials and capital items necessary for the operation and business of its operating subsidiaries and to provide such technology and provide such raw

MSICHI4.DOC                   Page 2 of 22
          materials and capital items to them pursuant to related agreements referred to in Article 12;

       2.2.3 To otherwise utilize the technology, services and capabilities of the Parties hereto and their Affiliates (as defined in Article 20.5) to the largest extent possible for importing technology, goods and services to WAC or its subsidiaries, so long as such are competitive and economically sound

2.3 The Parties acknowledge and agree that the overall objective of WCE is to develop a long-term business in the production and supply of bulk and packaged explosive products, including, raw materials, emulsions, emulsion blends, ANFO, related explosive accessories and down the hole services for mines and other blasting applications in the Territory.


3.     Share Capital and Loans

3.1  It is understood and agreed that:

       3.1.1  WAC shall have an authorized capital of
          1,000,000 shares having a par value of US $1.00 each.

       3.1.2 WAC shall have issued stock and paid-up capital of US $60,000.00 divided into 60 Ordinary Shares of US $1.00 each issued at a premium of US $999.00 each. In that connection each of the Parties shall subscribe against cash in the capital of WAC (such shares shall be payable in full upon closing) such that each of the Parties shall own fifty percent (50%) of the capital of WAC.

3.2 Each of the Parties hereto (also sometimes referred to herein as "Shareholder" or collectively as "Shareholders") shall exercise its voting rights for the time being in WAC and take such steps as for the time being lies within its powers to provide that (save for the shares to be subscribed for pursuant to the provisions of this Agreement) any unissued shares in the capital of WAC shall before issue be offered for subscription in the first instance to such persons as at the date of the offer are registered as shareholders of WAC in proportion to the number of shares held by each of them respectively.

3.3  CHI undertakes to loan to WAC up to a total of USD
  740,000 and MSI undertakes to loan to WAC up to a total of USD 740,000. Such loans shall be made in equal amounts and at the same dates to be agreed between CHI and MSI. Any such loan shall be made pursuant to the terms specified in the Loan Agreements referred to in Article 12.1.1.4 and12.1.1.5. No loans in excess of such amounts shall be required or permitted nor shall any changes in the terms of the Loan Agreements or any pre-payment of the loans be made without the approval of the Board of Directors of WAC. Each Party's obligations to lend the amounts specified above shall only remain valid if both Parties fulfil their respective obligations.

MSICHI4.DOC                   Page 3 of 22

3.4 The obligation to lend, grant security and/or advance further funds on the part of the Shareholders is not within the power of WAC's Board of Director's and accordingly can only be decided upon at a duly notified Shareholders' meeting.

3.5 A reference to the purchasing, selling or valuation of "equity," "shares," "interests," or "capital" in WAC shall be interpreted to include both the value of the equity in the share capital of WAC owned by a Shareholder as well as such Shareholder's claims against WAC.


4.   Governance of WAC and Management of Subsidiaries

4.1  Meetings of the Shareholders.

       4.1.1 A General Meeting of the Shareholders of WAC shall be held at least annually and other meetings of the Shareholders shall be held at such other times as the Shareholders shall agree or as properly noticed by either Shareholder. A quorum of any meeting of the Shareholders shall be duly constituted when each Shareholder, represented by a duly authorized representative, shall be present in person or through a mutually agreed teleconference duly called and noticed with at least 14 calendar days notice or unless otherwise waived. Where to give effect to all or any of the provisions of this Agreement, a resolution of the shareholders of WAC in a General Meeting is required under the Companies Law of Mauritius or under the WAC By-laws, each of the Parties hereto shall exercise its voting rights for the time being in WAC and take all such steps as lie within its powers as are necessary to give effect thereto.

       4.1.2 All resolutions of a meeting of the Shareholders shall be adopted by unanimous vote of the Shareholders, not withstanding any provisions to the contrary set out in the WAC By-laws and the laws of Mauritius. Failing a unanimous vote, the resolution shall be dropped. However, if either shareholder considers that the subject matter of the resolution relates to an issue material to the continued operation of WAC, the relationship between the Shareholders, or the continued operation of any of its material operating subsidiaries, it shall, subject to the provisions of Article 4.1.2.2, be deemed a "Material Issue" and dealt with according to the following provisions:

            4.1.2.1     If the respective representatives of the
               Shareholders cannot resolve the disagreement within ten (10) calendar days calculated from the date of the arbitration award granted in terms of Article 4.1.2.2 or from the date on which the resolution referred to in Article 4.1.2 could not be agreed upon, whichever is applicable in the circumstances, the Material Issue shall be presented to the respective Boards of Directors of the Shareholders (in the case of CHI, the OG Board of Directors shall be responsible for this resolution) for a resolution officially adopting the position of the respective Shareholder within twenty (20) additional calendar days. Each Board of Directors shall send an official copy of its resolution, signed and sealed by the Chairman of such

MSICHI4.DOC                   Page 4 of 22

               Board, to the other Shareholder via courier, fax, E-mail or Telex so that it shall be received by the other Shareholder within the twenty days in order to be considered timely made. Failing the timely notificaton of a resolution from either Board of Directors while the other Board of Directors presents a timely resolution, the resolution from the non-defaulting Board of Directors shall be deemed to be the resolution from both Boards of Directors and accordingly such resolution shall prevail in totally resolving the dispute between the Shareholders. However, if both Boards timely respond with resolutions and the Shareholders still remain in deadlock with respect to the Material Issue, both Shareholders shall have a right to make an offer to purchase the other Shareholder's interest (including all Shareholder's claims against WAC) for a period of ten (10) calendar days. If within fifteen (15) calendar days following the ten-day offer period, a mutual agreement for purchase and sale cannot be achieved between the Shareholders, each Shareholder shall deliver within (10) calendar days following such failure to make a mutual agreement, to a mutually agreed upon law firm, or the law firm designated in Article 17 failing such agreement on a law firm, an offer to purchase in a sealed envelope. The bids shall be opened within five (5) calendar days following the timely receipt of bids, in the offices of the law firm, in the presence of a duly authorized representative of each
               Shareholder or as otherwise agreed.   If a Shareholder fails
               to make a timely bid, it shall be deemed to have accepted the bid duly presented by the other Party. Otherwise the highest bidder shall automatically become the purchaser of the equity interest (including all Shareholder's claims against WAC) of the lower bidding Shareholder. The selling Shareholder shall transfer its shares to the purchasing Shareholder upon receipt of full payment in cash upon an agreed closing date, but in no case more than thirty (30) days following the opening of the bids. If the purchasing Shareholder fails to make its payment in full and in cash upon the designated closing date, the selling Shareholder, in lieu of any legal right in law or equity, shall have the right to call upon the failing Party to sell its interest in WAC for the same price, with full payment in cash, within five (5) working days. Failing a purchase and sale as provided in this paragraph, this Agreement shall terminate and the business of WAC shall be accordingly wound up.

            1.2.2     If there is a dispute between the Shareholders as to
               whether the subject matter of a resolution is a Material Issue or not and no alternative method is agreed to between the Parties to determine the materiality of the issue, the matter shall be submitted and decided by arbitration as provided in
               Article 17. If the arbitrator(s) determines that the issue is a Material Issue, the time periods noted in Article 4.1.2.1 shall begin from the date of the ruling from arbitration. It is hereby agreed that the failure to reach a mutual agreement with respect to the annual budget of WAC and its subsidiaries, failure to approve adequate funding for current operations, and closure of an existing operation, are the types of issues which shall be considered Material Issues.

MSICHI4.DOC                   Page 5 of 22

4.2   Board of Directors of WAC.

       4.2.1 Unless otherwise agreed, the number of Directors of WAC (herein the "Board of Directors") shall be six (6). Three (3) of whom shall be nominated and designated by CHI and three (3) of whom shall be nominated and designated by MSI.

       4.2.2 The Board of Directors of WAC shall appoint, remove and/or replace, by consensus vote, a Managing Director from among its members to serve for a period of two years or for such other period as the Board, by unanimous vote, shall agree. Each shareholder shall have the right to nominate the Managing Director on a rotating two (2) year basis, beginning with MSI. The Managing Director shall not have any casting or second vote at meetings with the Board of Directors. The Managing Director shall oversee and support the local managers of the operating subsidiaries who shall report to the Managing Director regarding the day-to-day business affairs in the Territory.

       4.2.3 The right of appointment conferred on a Party hereto under Article 4.2.2 above shall include the right by that Party to remove at any time from office such person appointed by that Party as a Director and the right of that Party at any time and from time to time to determine the period during which such person shall hold the office of Director.

       4.2.4 Whenever for any reason a person ceases to be a Director, the Party hereto which had designated him or would be entitled to designate him under this
          Article 4 shall designate forthwith a substitute
          Director.

       4.2.5 Notwithstanding anything contained herein to the contrary, the composition of the Board of Directors of WAC shall at all times reflect the respective proportionate shareholding of the Parties hereto in the capital of WAC.

       4.2.6 The quorum for all meetings of the Board of Directors of WAC shall be four (4) Directors (taking into account alternate directors as provided herein), consisting of at least one (1) Director designated by CHI and of at least one (1) Director designated by MSI. The notice procedures for convening or requisitioning meetings of the Board of Directors of WAC and procedures for transacting business thereat shall be provided in the WAC By-laws, but shall at least provide for:

             4.2.6.1  Reasonable notice (at least 14 calendar
               days) to the Directors,

MSICHI4.DOC                   Page 6 of 22

             4.2.6.2  To the extent legally possible, all
               meetings of the Board of Directors shall be held in Mauritius, United States of America, Republic of South Africa, or Ghana, or any other place mutually agreed to by MSI and CHI,

            4.2.6.3  Directors may participate in meetings of
               the Board of Directors of WAC by means of con ference telephone or similar communication equipment, provided that all persons participating in the meeting can hear each other, and

            2.6.4     The Directors shall meet at least twice annually on
               a timely basis to review the current budget vs. actual results and to review and approve the proposed annual budget for the following year. Also, the Directors shall meet to review and finalize transfer pricing, profit sharing, sourcing of raw materials and capital for the year just ending and to approve the plans for such items for the new plan year.

            2.6.5     In the event that a quorum of the Board of Directors
               is not achieved after two postponements in an effort to achieve a quorum and if still not achieved upon a second duly notified Board meeting, the matters to be considered at such Board meeting shall be deemed not in the domain of the Board of Directors and shall be properly submitted to the Shareholders for decision.

       4.2.7 A resolution in writing signed by all Directors elected for the time being shall be valid and effectual as if it had been a resolution passed at a meeting of the Board of Directors of WAC duly con vened and held.

       4.2.8 At a meeting of the Board of Directors of WAC, each Director shall have one vote, provided that, if one or more Directors are absent from such meeting, such absent Director may nominate an alternate Director for any such meeting. In the event that the alternate Director is also a Director, such Director will have the right to vote on his own behalf and on behalf of the absent Director.

       4.2.9 Resolutions of the Board of Directors shall only become effective by a unanimous vote by the Directors present or properly represented by an alternate in a duly convened quorum of Directors Failing a unanimous vote the matter shall be dropped unless both of the Directors representing either Party determine that the matter be presented as a resolution to be considered by the Shareholders of WAC as provided in Article 4.1.2. In such event the issue shall cease to be in the domain of the Board of Directors.

MSICHI4.DOC                   Page 7 of 22

4.3  Other Management Issues and Managing Operating
  Subsidiaries.

         4.3.1 The Parties agree that the authority to sign on behalf of WAC shall be vested in any two (2) Directors jointly, whereof one (1) shall be a representative of CHI and one (1) shall be a representative of MSI. The authority to sign on behalf of an operating subsidiary of WAC shall be vested in the Managing Director for items falling within the approved capital and operating budgets of such operating subsidiaries of WAC. In order to expedite normal day-to-day business transactions, the Managing Director shall appoint and delegate signing authority to the local manager and at least one other person who is a Director or employee of such subsidiary. All bank drafts and payments shall require two signatures.

         4.3.2 Each Shareholder shall have the right to audit and inspect the costs charged to the joint venture during any year or period thereof, at its own expense, at regular business hours, but no later than six months following the independent audit of WAC and its subsidiaries, as the case may be, unless otherwise mutually agreed between MSI and CHI.

         4.3.3  It is agreed and understood that a General
          Meeting and a meeting of the Board of Directors of WAC shall be convened by at least fourteen (14) days notice.

         4.3.4 The provisions set out in this Article 4 shall also apply to operating subsidiaries of WAC, with the amendments which are necessary to fit the circumstances except as indicated below:

            4.3.4.1  WCE shall consist of six Directors, made
               up of the four non-Mauritius WAC Directors, representing its Shareholder, and the local Manager of Operations in Ghana (or the territory) and one
               Ghanaian Director. The by-laws and articles shall be amended to comply with the Shareholders Agreement.

            4.3.4.2  The WCE Board shall be convened at least
               annually to consider local operations,
               expansion and development as well as approve budgets from the local perspective which shall then be presented to the WAC Board for final approval.

            4.3.4.3  If at a WCE meeting  the Directors
               representing WAC cannot arrive at a unanimous position, the disputed matter(s) shall not remain in the domain of the WCE Board of Directors nor the WCE Shareholders and shall be deferred until a meeting of the WAC board can be held to review the matter and resolve it with mutual consent. In the event that the WAC Directors cannot come to consensus, the matter(s) in dispute shall be referred to the Shareholders as provided in Article 4.1.2.

MSICHI4.DOC                   Page 8 of 22

       4.3.5 The management and administration of the daily affairs of the subsidiaries of WAC shall be entrusted to the Managing Director of WAC and a local Manager in the territory or a local manager of such subsidiary to serve for such time and in such manner and at such remuneration as the Board of Directors of WAC shall determine from time to time.

       4.3.6 Any reference in this Agreement to WCE is also meant to apply to any other subsidiary of WAC to the extent practicable under the circumstances.

5.     Financial Year

5.1 Each financial year of WAC and its subsidiaries shall end on the 31st day of December.


6.     Finance

6.1 Any financing which may be required from time to time in addition to the capital and loans furnished pursuant to
  Article 3 above for current operations shall in the first instance be raised through normal commercial channels by way of loan, debenture, mortgage or in such other manner as the Parties hereto may agree upon and such finance shall be procured, wherever possible, without any additional security by way of guarantee or otherwise from the Parties.

6.2 Failing 6.1, WAC shall endeavour to finance the additional funding by agreeing to encumber its assets and/or the Shareholders agreeing to provide such corporate guarantees or other securities for the financing in proportion as nearly as practicable to to their participation in the capital of WAC. MSI acknowledges that CHI is required to obtain the written permission from Excon to enable it to so bind itself as a guarantor and CHI hereby agrees to so apply immediately in the alternative for either the approval for corporate guarantees or the granting of approval to provide direct funding by way of loan or additional share capital. In the event such approval is not granted within six weeks from the date of the resolution of the Shareholders to approve the required additional financing, the provisions of Article 6.3 shall apply. In the event of approval, MSI shall match whatever form of additional financing is approved for CHI by Excon.

6.3 In the event that Excon approval is not obtained within six weeks, MSI shall have the option to provide either the needed guarantee or direct loan to WAC, but shall be granted a security interest, which shall not include the right to vote or receive dividends, in CHI's capital shares in WAC and its claims against WAC in such amount as shall reasonably represent the financial risk assumed by MSI on behalf of CHI. In the event that MSI is required to provide direct funding by way of loan, MSI shall receive interest on CHI's proportionate share equal to the prime rate at Chase Manhattan Bank in New York City plus three percent per annum compounded monthly.

MSICHI4.DOC                   Page 9 of 22

  If CHI has not matched the guarantee or direct funding undertaken by MSI within six (6) months from the date of resolution, CHI shall be deemed to have committed a material breach pursuant to Article 14.2 and accordingly MSI shall be entitled to seek remedy as provided in Article 14.2. and
  Article 14.5.

6.4 Subject to Articles 3.3, 3.4 and 6.3, in the event that either Party fails to make its share of funding by way of capital investment or loans or fails to provide for such guarantees as approved by WAC and by resolution of the Shareholders of WAC, if required, such failure shall be deemed a serious default of a substantial obligation under the Agreement pursuant to Article 14.2.



7.     Auditors and Accounting Principles

7.1 The books of account and records of WAC and WCE shall be audited annually by a public accountant of good standing designated by CHI and MSI. The first auditors for both entities has been designated as Coopers and Lybrand. WAC and WCE shall bear the costs of the audit as deemed most efficient and appropriate by the WAC Board.

7.2 It is agreed that WAC and WCE, respectively, shall provide without delay to CHI and MSI such reasonable reports concerning the business and operations of WAC and WCE, respectively, as may be requested by CHI or MSI, such as periodic forecasts, cash flow reports and various other financial reports. It is, further, agreed that each shareholder, at its own expense, may from time to time undertake its own audit or investigation of WAC and WCE, respectively, using its own employees or a public accounting firm. For such purpose, the Parties shall at normal business hours have reasonable access to the books and records of WAC and WCE relevant to such audit or investigation.

7.3 It is agreed that WAC and WCE, respectively, shall follow sound accounting practice in accordance with accepted professional standards and applicable laws and regulations.

7.4 In carrying out the purposes of this Article 7 the following guidelines shall be followed to the extent practicable and in keeping with sound economic and competitive policy:

MSICHI4.DOC                   Page 10 of 22

              7.4.1  The accounting and administrative  functions of
          WCE shall be done in the respective business locations by internal employees or by third party contractors, subject to
          the objectives stated in paragraph 2.2.3.   Until such time as
          otherwise agreed, the accounting and reporting required herein shall be performed by CHI at a fee of $1,500 per month which shall be reviewed for reasonableness from time to time as agreed by the Directors.

              7.4.2  Each shareholder of WAC shall bear its
          own costs of its respective directors on the Board and such other costs associated with the business of this Agreement unless specifically provided for below.


                   7.4.2.1 The shareholder which is represented by the current Managing Director shall be expected to supply to WAC, through the services of the Managing Director and others, the overall project management, engineering, and safety for which the respective Shareholder shall receive a fee of $3,000 per month plus reasonable out-of-pocket business expenditures such as travel, supplies, and meals away from home which fee and reimbursed expenses shall be reviewed for reasonableness from time to time as agreed by the Directors.

                   7.4.2.2  Direct support personnel for
               engineering, development, design, or marketing, when pre-approved by the Board of Directors, shall be reimbursed to the respective Shareholder at $150.00 per day including travel time. Such per diem rate shall be adjusted from time to time as agreed by the WAC Board of Directors The respective Shareholder shall be reimbursed for reasonable out-of-pocket business expenditures, including travel, supplies, lodging and meals away from home. The Board of Directors shall review such per diem rate and out-of-pocket expenses for reasonableness from time to time and make such changes as they shall agree.

8.     Dividends

8.1 Subject to the objectives stated in paragraph 2, it is the intention of the Parties that the maximum possible amount of the profit of WAC and WCE, respectively, shall be distributed to them as shareholders of WAC and that reserves shall be kept to the lowest possible level, subject always to applicable laws and regulations and good accounting and operating practice.


9.     Legal and Professional Costs

9.1 Each Party shall bear its own legal and other professional costs and expenses in connection with the preparation, negotiation and execution of this Agreement, whether this Agreement ceases to be conditional or becomes

MSICHI4.DOC                   Page 11 of 22
  null and void in accordance with Article 1, except for certain organization and start-up costs incurred by either Party upon agreement between the Parties, which costs shall be shared as so mutually agreed.


10.    Use of BME or MSI Name

10.1 The Parties agree that there shall be no reference to the names or tradenames of the Parties or their Affiliates, in connection with the business of WAC or its subsidiaries unless it is expressly authorized in writing by CHI and MSI, as applicable

11.    Representations and Warranties

11.1 Subject to Article 1.1, MSI hereby represents and warrants to CHI (all of such representations and warranties are true and accurate as of the date hereof and at the date of CHI's subscription of shares in WAC):

       11.1.1 That MSI is duly organized, in good standing and validly existing under the laws of the State of Utah, United States of America and;

       11.1.2 Has received all needed authority to enter into this Agreement and is able and authorized to perform according to its terms.

11.2 MSI shall, without prejudice to any other remedies, fully indemnify CHI for any non-fulfilment of the representations and warranties set out in Article 11.1.

11.3 Subject to Article 1.1, CHI hereby represents and warrants to MSI (all of such representations and warranties are true and accurate as of the date hereof and the date of MSI's subscription of shares in WAC):

       11.3.1 That CHI is duly organized, in good standing and validly existing under the laws of Maritius; and

       11.3.2 Has received all needed authority to enter into this Agreement and is able and authorized to perform according to its terms.

11.4  CHI shall, without prejudice to any other remedies, fully indemnify
  MSI for any non-fulfilment of the representations and warranties set out in
  Article 11.3.

12.    Related Agreements

12.1 As soon as practically possible after the satisfaction of the conditions pursuant to Article 1 above:

       12.1.1 CHI and MSI, respectively, shall, directly or through an Affiliate, sign and execute and CHI and MSI shall cause WAC to sign and execute:

MSICHI4.DOC                   Page 12 of 22

                  12.1.1.1  A Supply Agreement
               between each Shareholder if applicable and WAC, substantially in the form of Attachment 1 hereto as may be applicable for closing and on later dates, from time to time as agreed between shareholders;

                  12.1.1.2  A Purchase and Transfer
               Agreement between each Shareholder and WAC substantially in the form of Attachment 2 hereto, as may be applicable for closing and on later dates from time to time as agreed between the Shareholders;

                  12.1.1.3   A Technology License
               and Service Agreement between MSI and WAC, substantially in the form of Attachment 3 hereto;

                  12.1.1.4    A Loan Agreement
               between CHI and WAC substantially in the form of Attachment 4 hereto;

                  12.1.1.5    A Loan Agreement
               between MSI and WAC substantially in the form of Attachment 5 hereto.


13.    Pre-emptions and Transfer of Shares

13.1 During the term of this Agreement, no Party shall sell, exchange, assign, transfer, pledge, hypothecate or otherwise encumber or permit to become encumbered, give or otherwise dispose of, whether any such disposition shall be voluntary or involuntary or come about to be effected by operation of law or pursuant to or in compliance with any judgment, decree or order, rule or regulation of any administrative body (any of said acts being hereinafter referred to as "disposed of") any of the shares of WAC which such Party initially will own or may thereafter acquire, except as provided below in Articles 13.2, 13.3, or 13.4.

13.2 If a Shareholder shall receive a bona-fide offer to purchase its Shares from a third-party who is not a Shareholder or an Affiliate of a Shareholder and such Shareholder (referred to in this paragraph 13.2 as "the Seller") desires to sell its interests in WAC to such bona-fide offeror, then the Seller shall within five (5) calendar days from the receipt of such offer present the material terms of the offer, including the name and address of the offering third-party, to the other Shareholder who shall have a right of first refusal to purchase the Seller's interests in WAC under the same material terms and conditions. The other Shareholder shall then have thirty (30) calendar days to consider and either accept or reject the offer.

MSICHI4.DOC                   Page 13 of 22

          13.2.3 If the other Shareholder has not exercised its right of first refusal within the thirty (30) day time period , it shall be deemed to have waived its right of first refusal or any other preemptive right it shall have under the by-laws of WAC or the laws of Mauritius with respect to this particular transaction and the Seller may sell its interest to such bona-fide offeror under the same material terms and conditions last presented to the other Shareholder.

          13.2.4 If the material terms and conditions under which the final sale is made or is proposed to be made to the bona-fide offeror are not the same as those last presented to the other Shareholder, then the sale or proposed sale shall be invalid. The Seller shall then be required to offer the changed material terms and conditions anew to the other Shareholder with the same time periods provided in 13.2 applying once again. If the other Shareholder does not timely exercise its first right of refusal then 13.2.1 shall apply.

          13.2.5 If the other Shareholder timely exercises its right of first refusal, then the Seller shall be obligated to sell to the other Shareholder without any recourse, remuneration or offset to the bona-fide offeror for expenses or loss of opportunity which may have arisen on the part of the bona-fide offeror or the Seller. However, the other Shareholder shall be obligated to fulfill the payment and other material terms as provided in the last offer and if not, the selling Shareholder shall have, in addition to other remedies provided in this Agreement or in law or equity, (1) an option to treat such default as a serious breach of a material obligation of this Agreement or (2) to sell its shares to any bona-fide offeror under reasonable terms and conditions and within a reasonable time following the date of the default. The selling Shareholder shall in either case, notify the defaulting Party in writing within twenty (20) working days of its intended course of action.

13.3 A Shareholder may dispose of all or any part of its shares of WAC to any company which is an Affiliate of the Shareholder. In the event of any such disposition, the Shareholder will promptly notify the other Shareholder thereof, and it will provide that any such assignee shall in all respects comply with the provisions of this Agreement and the shares acquired by such assignee shall continue to be subject to the terms and conditions of this Agreement to the same extent and in the same manner as if such shares were still owned by the Shareholder, it being understood that such disposition shall not affect the status of such Shareholder as a Party, guarantor or warrantor under this Agreement, unless the transferring Shareholder shall provide in writing, prior to such transfer, such indemnities, guarantees and other documentation to reasonably protect the other Shareholder against erosion of financial or legal capacity which may result from the transfer as the other Shareholder shall reasonably request in writing within ten
  (10) working days following written notice of the Shareholder's intent to transfer.

MSICHI4.DOC                   Page 14 of 22

13.4 The Shareholders of WAC may purchase or sell their interests in WAC to each other as they may mutually agree in writing.

13.5 Any increase or decrease of shares or any increase or decrease in the claims against WAC, not due to a sale or purchase of shares, required by this Agreement, law, administrative authority or otherwise shall be made in such a manner so as to preserve the then current pro rata ownership, obligations, rights to assets, payments of claims against WAC, dividends or retained earnings, and voting control of the Shareholders, as between themselves, unless the Shareholders shall mutually agree otherwise in writing or shall unanimously pass such a resolution at a meeting of the Shareholders of WAC.

13.6 If at any time there are more than two Shareholders of WAC, then a reference in this Agreement to a Shareholder or Shareholders shall also include such additional Shareholders on a pro rata basis.

13.7 Any disposal of shares to any non-shareholder of WAC shall be subject to the condition that the transferee shall undertake in writing not to operate in competition with the business of WAC while it is a shareholder.

13.8 Any Shareholder who disposes of its shares as contemplated in this clause 13 shall be entitled to stipulate as a condition of such sale that:

       13.8.1 The disposing Shareholder shall be released pro rata to the number of shares sold, as a surety or guarantor or indemnitor on behalf of WAC, subject to the purchaser(s) of the shares in question binding himself as surety or guarantor or indemnitor in its stead and having at least as strong a financial condition as the disposing Shareholder.

       13.8.2 If the release contemplated in clause 13.8.1 cannot be achieved, or pending such release being implemented, the disposing shareholders shall be indemnified by the purchaser of the shares pro rata to the number of shares sold against any claims made against the disposing shareholder by reason of such suretyships, guarantee or indemnity.


14.    Term of this Agreement

14.1 This Agreement shall remain in force perpetually unless otherwise agreed to in writing or until such time as substantially all business of WAC and its subsidiaries has terminated in the Territory, unless earlier terminated in accordance with Articles 14.2, 14.3 and 14.4 .

14.2 Either Party shall have the right to terminate this Agreement with immediate effect by notice in writing to the other Party with reference to this Article 14.2 in the event that:

MSICHI4.DOC                   Page 15 of 22

         14.2.1 The other Party shall be in serious default of any of its substantial obligations under this Agreement and shall have failed to make good such default within sixty (60) calendar days after having been notified in writing to do so by the terminating Party; or

         14.2.2 The other Party is declared bankrupt or is otherwise found to be insolvent.

14.3 In the event that a Party should cease to be a shareholder in WAC otherwise than pursuant to the provisions of Article 13.2 and 13.3, this Agreement shall immediately terminate and in the case of Article 13.2, the Director(s) appointed by such Party shall immediately resign.

14.4  This Agreement shall automatically terminate:

         14.4.1  Upon the dissolution, liquidation or
          bankruptcy of WAC ;

         14.4.2 At such time as one of the Parties owns all of the other Party's shares in WAC and claims of the Shareholders against WAC ; or

         14.4.3  At such time as a person other than the
          Parties hereto owns all of the shares in WAC of the Parties hereto.

14.5 In case one of the Parties terminates this Agreement in accordance with paragraph 14.2, the terminating Party shall have the right to purchase the other Party's shares in WAC. The terminating Party shall within five (5) calendar days after the date of notification of termination provide notice to the other Party of its intention to purchase the other Party's shares in WAC setting forth the material terms. The purchase price offered for such shares shall be equal to the fair market value (herein "FMV") of those shares. Failing agreement on the material terms or the issue of FMV within twenty (20) calendar days after notice of the decision to purchase is received by the other Party, the Parties shall submit the matters to arbitration as provided in Article 17. Further, the provisions of Article 15 shall be extended and apply to the defaulting Party until the third anniversary of the termination of this Agreement.

14.6 In the event of a termination pursuant to Article 14.1, excluding termination under Article 14,2, but including Articles 14.3 or 14.4, if applicable, and the Parties cannot agree to the terms of the termination within twenty (20) days from the date of the decision to terminate or the act or occurrence which has created termination, the business of WAC shall be wound up. If there is a disagreement as to whether substantially all of the business of WAC and its subsidiaries has terminated, then the matter shall be deemed a Material Issue and be dealt with pursuant to Article 4.1.2.1.

MSICHI4.DOC                   Page 16 of 22

14.7 In the event that the Parties cannot agree on the FMV when applicable herein, it shall be determined by arbitration in accordance with Article 17.


15.    Non-Competition

15.1  Without the prior written consent of the other
  Party, neither of the Parties or any of their Affiliates shall, during the term of this Agreement, directly or indirectly invest, acquire an interest or otherwise in anyway compete with the business of WAC or any of its subsidiaries in the Territory.


16.    Insurances

16.1 It is agreed and understood that WAC and WCE, respectively, shall procure and maintain appropriate insurances, such as property insurances and public liability insurances.


17.    Disputes and Applicable Law

17.1 All disputes and differences, other than the failure to pass a resolution by the directors or the Shareholders that might arise between or among the Parties hereto in connection with, or arising out of this Agreement, whether during the term hereof or after termination or breach, shall be referred to and finally settled by arbitration pursuant to the following:

         17.1.1 If the issue in dispute relates to business, financial or value issues, such issues shall be submitted within ten (10) working days from the date of determination that a dispute exists between the Shareholders to a partner of an internationally recognized accounting firm having demonstrable and extensive industry experience in auditing and valuing international transactions. If the Parties cannot agree on a firm, then each Party shall choose a firm within the same ten (10) day period referred to above, and the two partners from such firms shall immediately select jointly a firm meeting the qualifications herein stated which shall not be an auditor of WAC or any of its subsidiaries. The matter shall then immediately be submitted to such firm and it shall appoint a qualified partner, acting as an expert and not as an arbitrator, to listen to the position of both Parties and taking into account the facts and circumstances shall make a determination which decision shall be final and binding upon the Parties.

         17.1.2  If the issue is a dispute involving the
          interpretation or application of laws, such issue shall be submitted to the Law Society of England

MSICHI4.DOC                   Page 17 of 22
          and Wales within ten (10) working days from the date of determination that a dispute exists between the Shareholders. The Law Society of England and Wales shall immediately appoint a solicitor who shall be competent and experienced in International law and shall have substantial international transaction experience. A decision of the solicitor so chosen shall be final and binding upon the Parties.

        17.1.3 This agreement, unless otherwise provided herein or agreed to between the parties shall in all respects be construed and /or interpreted in terms of the substantive law of England and the parties hereby irrevocably submit to such jurisdiction.

        17.1.4 If it is unclear as to whether or not the issue being presented for arbitration should be referred to as a business, financial or value issue, or as a legal issue, it shall be deemed to be a business, financial or value issue.


18.    Force Majeure

18.1 Save as is otherwise specifically provided in this Agreement, the Parties hereto shall not be liable for failures or delays in performing their respective obligations hereunder arising from strikes, lockouts or labour disputes or from any cause beyond their control, including but not limited to acts of God, acts of civil or military authority, fires, epidemics, governmental restrictions, wars, riots, earthquakes, storms, and floods and in the event of any such delay, the time for performance of the Party shall be extended for a period equal to the time lost by reason of the delay.




19.    Transfer or Assignment

19.1 Except as provided in Article 13, the Parties hereto shall not transfer or assign all or any of their rights, obligations or benefits hereunder to any third party or parties.


20.    Miscellaneous

20.1 Each of the Parties hereto hereby represents to the other that the execution and delivery of this Agreement and the performance thereof will not contravene or constitute a default under its constitution, by-laws or any other agreement, instrument or other form of commitment to which any Party hereto is also bound.

MSICHI4.DOC                   Page 18 of 22

20.2 No failure or delay on the part of any Party hereto in exercising any power or right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of such right or power preclude any other or further exercise of any other right or power hereunder.

20.3 In the event of any conflict between the terms of this Agreement and the WAC By-laws or the WCE By-laws, the terms of this Agreement shall as between the Parties hereto prevail and the Parties shall forthwith cause such necessary alterations be made to the By-laws as are required so to resolve such conflict.

20.4 Each of the Parties agrees that in all matters concerning WAC or WCE for which it shall be called upon to exercise its rights to vote as a shareholder, such rights shall be exercised in good faith in every case and in con formity with the specific provisions and spirit of this Agreement.

20.5 For the purpose of this Agreement, an "Affiliate" shall be deemed to be (i) any company or other entity which is controlled, directly or indirectly, by a Party hereto, and
  (ii) any person, company or other entity which controls, directly or indirectly, a Party hereto, and (iii) any company or other entity which is, directly or indirectly, under common control with a Party or its controlling person, company or other entity. By "is controlled", "controls", or "under control" shall be understood as denoting ownership and voting power of more than fifty (50) per cent of the capital shares or other form of equity representing the ownership and voting power of the entity in question.

20.6 Each Party will promptly advise the other Party in writing of any notice or claim by any third person, including the commencement of any suit or action, received by or brought against it in relation to the business of WAC or WCE. None of the Parties shall be authorized to settle any such claim, suit or action or to make any admission which may be prejudicial to the interest of the other Party
  without the prior written consent of the other Party.   CHI
  and MSI shall consult with one another as to the course of action to be taken against any such suit, claim or action.

20.7 Except as otherwise expressly provided herein, in no event shall any of the Parties be liable under this Article 20 to the other Party for any special, incidental, conse quential, punitive or indirect losses or damages whatsoever, including but not limited to loss of profit or revenue, loss of production or loss of goodwill.



21.    Confidentiality

MSICHI4.DOC                   Page 19 of 22

21.1 Because CHI and MSI and their Affiliates and agents or its subsidiaries desire to fully support and cooperate with each other in order to accomplish the objectives of WAC and WCE, it is important that technology, proprietary rights, trade secrets and confidential information be shared. Accordingly, CHI and MSI agree to keep "Confidential Information" and "Proprietary Information" confidential and use such information only as required in compliance with this Agreement. The duty to keep Confidential Information and Proprietary Information confidential and to use such information only for purposes described herein shall survive the termination of this Agreement.

21.2 As used in this Agreement "Confidential Information" means any and all data or information related to the business of a Party to this Agreement or WAC or its subsidiaries (the "Delivering Party") which the other Party (the "Receiving Party") becomes aware of during the course or as a consequence of the association between the Parties and is generally treated by the Delivering Party as confidential (whether or not it is marked "confidential" or designated as such when it is conveyed to the Receiving Party). Confidential Information may include, without limitation, Proprietary Information (as defined herein) and information relating to the financial affairs, products, processes, customers, employees, distributors, research, development, and other matters that are important to the general operation and business of the Delivering Party; provided, however, that the information shall not be considered confidential if it (i) is available or becomes available to the public generally, or (ii) was already in the possession of the Receiving Party at the time of such delivery, or (iii) is received from another person or entity having lawful possession thereof and having no obligation of confidentiality to the Delivering Party.

21.3 "Proprietary Information" means all of the know-how, materials and information (whether or not reduced to writing and whether or not patentable or protectable by copyright) relating to the business of the Delivering Party and which the Receiving Party receives, has access to, conceives or develops, in whole or in part, as a direct or indirect result of the Receiving Party's association with the Delivering Party or through the use of the Delivering Party's facilities or resources.



22.           Notices

22.1 All notices, requests, demands or other communications under this Agreement or in connection therewith, unless otherwise specifically provided herein, shall be given or made in writing and shall be given by prepaid registered airmail, courier or by cable, telefax or telex authenticated by answer-back code and in any event addressed to the Party to which such notice is to be given at the address of such

MSICHI4.DOC                   Page 20 of 22

  Party written below or to its cable, telefax or telex address, as may be applicable, or, in the event of any change of any such address, at such other address. Any notice despatched in conformity with this Article shall be deemed to have been effected at the time at which the same is received by the Party to whom it is addressed.


        CHI         Attn:  Noel Fitz-Gibbon
                    CHEMICAL HOLDINGS INTERNATIONAL LTD
                    4th Floor, Discovery House, St. Jean Street
                    Quatre Borne, Mauritius
                    telephone :      (230) 4543137
                    fax :            (230) 4542807


        OG          ATTN:  Mark Thomas
                    OMNIA GROUP LTD
                    Omnia House
                    13 Sloane Street
                    Epsom Downs, Sandton-2152
                    South Africa
                    Telephone:  27-11-463-1410
                    Telefax:    27-11-463-3023


        MSI         MINING SERVICES INTERNATIONAL
                    ATTN:  John T. Day
                    5284 South Commerce Drive, Suite C-244
                    Salt Lake City, UT  84107
                    Telephone:     (801) 261-5666
                    Telefax:       (801) 265-7099



23.    Entire Agreement

23.1 This Agreement embodies all the terms and conditions agreed upon between the Parties at to the subject matter of this Agreement and supersedes and cancels in all respects all previous agreements and undertakings, if any, between the Parties hereto with respect to the subject matter hereof, whether such be written or oral.



24.     Interpretation

24.1 The headings of the Articles of this Agreement are to facilitate reference only and do not form a part of this Agreement, and shall not in any way affect the interpretation hereof.

24.2 No oral explanation or oral information by the Parties hereto, or any of them, shall alter the meaning or interpretation of this Agreement.

MSICHI4.DOC                   Page 21 of 22

24.3 This Agreement shall be amended only in writing and each and every amendment hereto shall be executed.

SIGNED and DATED this 12th day of February, 1997 by


/s/ John T. Day                  /s/ Alan Martin
----------------------------   ---------------------------------------
John T. Day representing MSI   Alan B. Martin representing CHI, being duly
                               authorized by a resolution of Directors
                               dated February 7, 1997 to sign this Agreement

at  Salt Lake City, Utah       at  Salt Lake City
   -------------------------      --------------------------

 /s/ Mark L. Thomas
_________________________________
Mark L. Thomas representing OMNIA GROUP Limited,
being duly authorized by a resolution of Directors
dated February 7, 1997 to sign this Agreement

at  Salt Lake City, Utah
   -------------------------------

MSICHI4.DOC                   Page 22 of 22

                 TECHNOLOGY LICENSE AND SERVICE AGREEMENT


     THIS TECHNOLOGY LICENSE AND SERVICE AGREEMENT (herein "Agreement") is made and entered into this 12th day of February, 1997, by and between MINING SERVICES INTERNATIONAL CORPORATION, (a company duly organized and existing under the laws of Utah, United States of America), having a principal place of business at 5284 South Commerce Drive, Suite C-244, Salt Lake City, Utah (herein "MSI") and DAWN HOLDING COMPANY (herein "DAWN"), a company duly organized and existing under the company laws of Grand Cayman, Cayman Islands.

                                WITNESSETH

WHEREAS MSI and DAWN (herein "the Parties") desire to amend the license agreement previously made between DAWN and MSI,

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged by the Parties, the Parties agree as follows:

1.0  DEFINITIONS.

1.1 "MSI EXPLOSIVES TECHNOLOGY" means TECHNICAL INFORMATION and KNOW-HOW relating to the composition, manufacture and delivery of bulk blasting agents and explosives and packaged blasting agents and explosives.

1.2 "TECHNICAL INFORMATION" means any confidential or proprietary technical information, know-how, patents, trade secrets, trademarks, formulations, detailed drawings, data, methods, processes, specifications, quality and inspection standards, pricing and cost information, sales literature, reports, and training materials in any way related to or connected with the composition, manufacture and delivery of bulk blasting agents and explosives and packaged blasting agents and explosives which are trademarked or related to HEFr or EMGELr, together with all modifications, improvements, enhancements, inventions and acquisitions of any intellectual property relating to any of the foregoing owned, acquired or supplied by MSI, and any of its subsidiaries, or DAWN and any of its sub-licensees.

1.3 "KNOW-HOW" means all TECHNICAL INFORMATION and commercial information in the possession of MSI at any time during the term of this Agreement and which MSI has a legal right to license to DAWN and its Affiliates relating to the composition, formulation, manufacture or use of the PRODUCTS and to equipment associated with the manufacture and use of the PRODUCTS and to the commercial exploitation in the TERRITORY of such PRODUCTS or equipment; and including without limitation all information embodied in engineering drawings, technical specifications, sales literature, training materials and technical and market reports.

  DAWNLIC7.DOC                   Page 1 of 13

1.4 "PRODUCTS" means compositions, blasting agents and explosives compounded in accordance with MSI EXPLOSIVES TECHNOLOGY. "BULK PRODUCTS" means compositions, blasting agents and explosives compounded in accordance with MSI EXPLOSIVES TECHNOLOGY specifically associated with bulk explosives and "PACKAGED PRODUCTS" means compositions, blasting agents and explosives compounded in accordance with MSI EXPLOSIVES TECHNOLOGY specifically associated with packaged explosives.

1.5 "EQUIPMENT" means any mixing device or apparatus either mobile or fixed, or any component thereof, designed or built in accordance with any item of the MSI EXPLOSIVES TECHNOLOGY.

1.6 "MARKET PRICE" for PRODUCTS means the invoiced selling price at which PRODUCTS are sold in an arms length sale exclusive of valued added tax or any like tax on sales to a customer, increased or decreased as follows:

     a. If the invoiced selling price does not include certain raw materials used in the PRODUCTS, such as nitrates, which may be purchased and supplied to or by the customer separately, then the invoiced selling price shall be increased by the STANDARD INGREDIENT COSTS of such raw materials.

     b. If the invoiced selling price covers the costs of raw materials, and such raw materials are supplied by an outside party (non-Affiliate of DAWN or sub-licensee) to DAWN or its sub-licensees, then the invoiced selling price shall be decreased by the amount by which the actual raw material costs exceeds the STANDARD INGREDIENT COSTS of such raw material.

1.7  "STANDARD INGREDIENT COSTS"  means those costs shown in Schedule
1, which shall be adjusted in January of each year as mutually agreed in writing. Such costs shall be based on competitive pricing to the customer, including freight but excluding any value added tax or like tax on sales.

1.8 "TERRITORY" during the amended term of this Agreement means all of subequatorial Africa which includes all countries which intersect or are south of the equator and, in addition, Madagascar and certain islands in the Indian Ocean which are included in the geographical location south of the equator, west of 60 deg. longitude, north of 30deg latitude and east of the African Continent. As used herein the "Prior Countries" shall include the Republic of South Africa, Lesotho, Swaziland, Botswana, Namibia, Mauritius, Zimbabwe, but does not include the Rossing Mine. The "New Countries," shall include all countries in the TERRITORY not included in the Prior Countries.

1.9 "Affiliates" shall be deemed to be (i) any company or other entity which is controlled, directly or indirectly, by a Party hereto, and (ii) any person, company or other entity which controls, directly or indirectly, a Party hereto, and (iii) any company or other entity which

  DAWNLIC7.DOC                   Page 2 of 13
  is, directly or indirectly, under common control with a Party or its controlling person, company or other entity. By "is controlled", "con trols", or "under control" shall be understood as denoting ownership and voting power of more than fifty (50) per cent of the capital shares or other form of equity representing the ownership and voting power of the entity in question.

2.0  Terms and Conditions

2.1 MSI hereby extends and grants to DAWN, subject to the terms and conditions set forth herein, the exclusive right and license to use the MSI EXPLOSIVES TECHNOLOGY utilizing the TECHNICAL INFORMATION and KNOW-HOW including, the right to use such MSI EXPLOSIVES TECHNOLOGY in manufacturing, the right to sell and market PRODUCTS in the TERRITORY, and the right to manufacture and use EQUIPMENT in the TERRITORY perpetually except as provided in Sections 2.3 and 2.5 (herein the "LICENSE"). The LICENSE may be separated into a LICENSE for BULK PRODUCTS and/or a LICENSE for PACKAGED PRODUCTS as may be required under the terms of this Agreement.

2.2  The LICENSE includes the right to grant further sub-licenses, subject
to the terms of this Agreement.   The provisions of this Agreement shall
apply to every sub-license as if the sub-licensee were bound to MSI by the same obligations as apply in this Agreement to DAWN unless MSI consents otherwise in writing. DAWN agrees to bind every sub-licensee accordingly. DAWN shall be liable to MSI for the performance of the sub-licensee of all its obligations to MSI in respect of the sub-licensee.

2.3 This LICENSE shall be exclusive for ten (10) more years and two months from November 1, 1996 for both BULK PRODUCTS and PACKAGED PRODUCTS and related EQUIPMENT to December 31, 2006. DAWN shall have the right to cancel the License following December 31, 2006 by one year's written notice to MSI. MSI may not utilize the MSI EXPLOSIVES TECHNOLOGY or grant licenses in respect thereto in the TERRITORY during the term of the exclusivity of this agreement, unless otherwise agreed in writing or unless otherwise provided in this Agreement.

2.4 DAWN shall actively promote and cause its sub-licensees to actively promote the MSI EXPLOSIVES TECHNOLOGY in the TERRITORY for BULK and PACKAGED PRODUCTS and will use MSI EXPLOSIVES TECHNOLOGY during the term provided in section 2.3 as long as it is competitive. However if DAWN finds the MSI EXPLOSIVES TECHNOLOGY noncompetitive when considering royalty, development, raw material and manufacturing costs, DAWN shall have the right to use technology other than MSI EXPLOSIVES TECHNOLOGY, either acquired from third parties or legally developed from a source unrelated to the MSI EXPLOSIVES TECHNOLOGY, but only after giving MSI the right of first refusal and a reasonable period of time to match the competitiveness of the other explosives technology.

  DAWNLIC7.DOC                   Page 3 of 13

2.5 Should DAWN or any of its sub-licensees elect to use such other explosives technology in any of the New Countries, MSI shall have the right to terminate the exclusivity provided in section 2.3 in that country and the License shall become non-exclusive. In addition, if and when DAWN or any of its sub-licensees have substantially discontinued the use of either or both of the BULK PRODUCTS or the PACKAGED PRODUCTS in favor of another technology, and in good faith and fair dealing MSI and DAWN determine that DAWN will not actively promote or cause that its sub-licensees shall actively promote the BULK PRODUCTS and/or the PACKAGED PRODUCTS in any country within the TERRITORY, then such country shall be removed from the TERRITORY with respect to the BULK and/or PACKAGED PRODUCTS, as applicable, upon six-months written notice to DAWN and its respective sub-licensees. Upon removal from the TERRITORY, DAWN or any of its sub-licensees shall not use, manufacture or market the related BULK and/or PACKAGED PRODUCTS nor any of the related EQUIPMENT in that country and MSI shall be free to market, manufacture and promote the BULK and/or PACKAGED PRODUCTS and related EQUIPMENT, as applicable, in that country. DAWN shall then return to MSI all TECHNICAL INFORMATION, with the exception of pricing and cost information and sales literature, in its possession with respect to that country terminated from the TERRITORY.

2.6  During the term of the exclusivity of the LICENSE as provided in section 2.3 , should MSI find a bonefide business opportunity for PACKAGED PRODUCTS in any of the New Countries, MSI shall inform DAWN and any of its respective sub-licensees of this opportunity so that DAWN may take advantage of it. DAWN shall have a six (6) month period to review the opportunity in which to notify MSI of its good faith intention to develop such opportunity within the next twelve (12) months. Should DAWN not give notice within the six month period that it desires in good faith to pursue such opportunity or in fact fails to develop the opportunity within twelve
(12) months following the date of notice from DAWN, then MSI shall have the right to convert the LICENSE for PACKAGED PRODUCTS in that country to non-exclusive, only if MSI does in fact develop such opportunity, so that MSI may move forward to manufacture, market or obtain another licensee in that country for PACKAGED PRODUCTS and related EQUIPMENT. MSI shall properly notify DAWN in writing of its intention to pursue such business opportunity in the event that DAWN has not met its good faith efforts to develop the opportunity as provided in this paragraph.

2.7 In the event of the sale of MSI to a third party, and in addition to it's existing contractual rights, DAWN shall have the right to either:

     a. Offset royalty payments should support for the LICENSE deteriorate which right shall remain in effect until other remedies set forth in the contract have been executed and their disposition is final, or

     b. Have the right to convert the agreement into a paid-up royalty for the TERRITORY by paying an amount equal to the product of the royalty paid during the previous 12 months times an amount which equals the sum of five plus one-half of the remaining years on the contract divided by two.

  DAWNLIC7.DOC                   Page 4 of 13

In such case the license will become non-exclusive after the equivalent time period has expired. An example of the formula follows:
  Paid-up Royalty =  Annual Royalty   X   ((5 + 1/2 REMAINING YEARS)  / 2)

2.8  MSI warrants that the right and license to use the MSI
EXPLOSIVES TECHNOLOGY granted under this Agreement to DAWN is authorized, legal and binding upon MSI and that it has not granted any license or sub-license for the TERRITORY to any other person or entity, including any of
its Affiliates.   DAWN warrants that any sub-licenses granted to any of its
sub-licensees remains authorized, legal and binding upon DAWN and is bound to this Agreement and has not been transferred or acquired by any other person or entity including any of its prior or existing Affiliates.

2.9 With the exception of Sishen, as stated in 2.12, DAWN shall pay MSI a royalty on BULK PRODUCTS sold or used in the Prior Countries at the current rate existing between BME and DAWN until December 31, 1996 and then beginning on January 1, 1997 at a rate of 2.36 percent of the MARKET PRICE which royalty rate shall be non-negotiable for a period of five years and then at a rate of 1.86 percent of the MARKET PRICE for the remaining five years of the extension period provided in section 2.3 (during which time period the royalty rate may be renegotiated).

2.10 DAWN shall pay MSI a royalty on BULK PRODUCTS sold or used in the New Countries at a rate of 4.00 percent of the MARKET PRICE for the first five years (during which period this royalty is not to be renegotiated) and two months of the extension provided in paragraph 2.3 and a rate of 3.00 percent of the MARKET PRICE for the remaining five years (during which time period the royalty rate may be renegotiated).

2.11 DAWN shall pay MSI a royalty on PACKAGED PRODUCTS sold or used in the TERRITORY at a rate of 5.00 percent of the MARKET PRICE for the first 5 years (during which period this royalty is not to be renegotiated) and two
months of the extension provided in paragraph 2.3   and at a rate of 4.00
percent of the MARKET PRICE for the remaining five years (during which time period the royalty rate may be renegotiated).

2.12 MSI and DAWN shall work together to resolve the royalty rate from the Sishen mine with the intent that this royalty shall be maintained in the LICENSE at a rate of 5.0% and shall be adjusted from time to time as mutually agreed with the intent that both MSI and DAWN shall share in the
Royalty benefits.   This will require MSI to resolve the payment of 1/4 of
the  royalty from Sishen to Mr. Eric D. Wahlhaus (herein "EDW").

2.13 The royalties provided herein shall be payable on a monthly basis, becoming due on the twenty-fifth day of the month following the month in which the production is completed and on which the royalty is computed.
The exchange rate for converting the royalty from the country of origin into US dollars shall be set at the date of payment, but in no case later than the twenty-fifth day of the month following the month in which the production is completed and on which the royalty is computed. The exchange

  DAWNLIC7.DOC                   Page 5 of 13
rate shall be that which is published in the Wall Street Journal or as published by an acceptable commercial or central bank as agreed between the Parties. With respect to royalties due and payable from in the Republic of South Africa, the conversion from Rands to US dollars shall be the exchange rate quoted by the First National Bank of Southern Africa Limited. If the Purchaser fails to fulfill any condition of the terms of payment of this Agreement and if such non-fulfillment is not rectified by DAWN within thirty (30) days following notice thereof, MSI may terminate this Agreement with immediate effect without incurring any liability towards DAWN or any of its sub-licensees. Payments shall be made in US dollars at the following bank:

               Key Bank of Utah
               5101 South State Street
               Murray, UT 84107

               ABA# 124000737
               Account #  440411142209
               Account Name:  MINING SERVICES INTERNATIONAL

2.14 If it is required that royalty payments are subject to withholding taxes, then DAWN or its sub-licensees shall deduct such withholdings up to fifteen percent (15%) of the gross royalty from its payment to MSI. If the withholding rate exceeds fifteen percent (15%), then MSI and DAWN shall agree in writing to an alternate rate of royalty.

2.15 DAWN shall keep proper books of account with reference to all operations within the scope of this Agreement. Such books of account shall be open at all times during office hours for MSI or MSI's authorized representatives to inspect and to make any abstracts or copies thereof which MSI may consider necessary for the purposes of verifying the royalties due or paid.

2.16 DAWN shall submit to MSI a report within thirty (30) days following the close of the month in which the production is completed and on which the royalty is computed showing a summary of the turnover, the amount of gross royalties, withholdings, net payable in the currency of the Country of origin, the exchange rate utilized, the authority for the exchange rate used, and the net amount and date remitted in US currency. The report should be prepared with the royalties computed by sub-licensee or by mine as DAWN and MSI shall mutually agree.

    2.16.1 DAWN shall keep or cause to be kept proper books of account with reference to all operations and those of its sub-licensees within the scope of this agreement. Such books of account shall be open at all times during office hours at DAWN's offices or at the principal offices of any sub-licensee of DAWN for MSI or MSI's authorized representative to inspect and to make any abstract or copies thereof which MSI may consider necessary for the purposes of verifying the royalties due or paid. If MSI intends to visit the offices of any sub-licensee, it shall timely notify DAWN of its intended visit by giving DAWN at least ten (10) calendar days notice.

  DAWNLIC7.DOC                   Page 6 of 13

     2.16.2 DAWN shall submit to MSI a report within 30 days following the close of each CALENDAR YEAR, which report shall be verified and signed by DAWN's auditors and shall set forth in respect of that CALENDAR YEAR:

            a. The total quantity of LICENSED PRODUCTS and EQUIPMENT sold or otherwise disposed of by DAWN in the TERRITORY and the MARKET PRICE of all such LICENSED PRODUCTS and EQUIPMENT;

            b. The amount of royalties payable to MSI and to EDW based on each transaction as specified herein;

            c. The names and addresses of all sub-licensees of DAWN and similar information in respect of them as is required in sub-clause 2.16.2 a. above.

3.0  INDEMNITY.

3.1 DAWN agrees to indemnify, hold harmless and defend MSI and their officers, employees, and agents, against all claims, suits, losses, damages, costs, fees and expenses for bodily injury resulting from or arising out of exercise of this LICENSE or DAWN's use or sub-license of the MSI EXPLOSIVES TECHNOLOGY.

3.2 If DAWN or any of its sub-licensees are made a defendant in a lawsuit as a result of any claim of infringement of a patent, trademark, copyright or the like in the TERRITORY, arising out of the manufacture, use or sale of LICENSED PRODUCTS or EQUIPMENT, MSI shall:

       3.2.3 Defend or settle, at its own expense, any such claim or lawsuit, and

       3.2.2 Pay all costs, expenses and other monetary obligations actually incurred by DAWN in such lawsuit; provided, however, nothing in this sub-clause shall be interpreted as requiring MSI to pay any such costs, expenses or damages arising out of the restriction or termination of the business of DAWN or any of its sub-licensees as a result of any such lawsuit.

4.0   ADDITIONAL TECHNICAL ASSISTANCE.

4.1 MSI shall communicate to DAWN all developments in the KNOW-HOW by way of written reports at intervals of not more than six (6) months to enable DAWN to keep abreast of new technology and market information.

  DAWNLIC7.DOC                   Page 7 of 13

4.2 All rights in the KNOW-HOW supplied to DAWN hereunder shall, between MSI and DAWN including any of its sub-licensees, be and remain the property of MSI.

4.3 MSI agrees to provide engineering and technical advice and assistance to DAWN at the reasonable requests of DAWN, with respect to methods and processes of manufacture, marketing, distribution, use and sale of the LICENSED PRODUCTS and EQUIPMENT by DAWN or any of its sub-licensees.

4.4 MSI further agrees that it will from time to time during the currency of this agreement when so requested by DAWN send qualified personnel to the of South Africa for the purpose of advising and providing technical assistance to DAWN relating to the formulation, manufacture, marketing, distribution, use and sale of LICENSED PRODUCTS and EQUIPMENT. The Parties shall in each instance determine in advance the number of personnel and the duration and time of stay in South Africa of such personnel; provided that MSI shall not be required to furnish the services of personnel in excess of twenty working man-days within any CALENDAR YEAR, nor shall MSI be required to furnish more than one person at any one time. The travel and living costs of personnel dispatched to South Africa on behalf of DAWN or any of its sub-licensees shall be born by DAWN in the TERRITORY. These costs shall be paid for by DAWN in the first instance.


5.0  IMPROVEMENTS AND DEVELOPMENTS.

5.1 Each Party hereto shall promptly disclose to the other all improvements and developments of the MSI EXPLOSIVES TECHNOLOGY, PRODUCTS, and EQUIPMENT which either Party may come to possess and which such Party is at liberty to disclose to the other Party. The only circumstance in which a Party shall not be at liberty to make such disclosure shall be when that Party is prevented by legislation or other governmental or official prohibition from making the disclosure, or if that Party is prevented from making disclosure by reason of a contractual obligation or law.

5.2 All such improvements and developments which come into the possession of MSI shall be made available to DAWN subject to the terms of this Agreement.

5.3 If DAWN makes any improvements in or developments of the PRODUCTS or EQUIPMENT as a result of DAWN's independent efforts, DAWN will be obliged, in addition to its obligations under section 5.1, to assign in writing all rights in the improvements or developments to MSI and MSI may in its discretion apply for and obtain patent protection or other legal protection therefor. DAWN acknowledges that all, patents, inventions or other innovations made by it in this regard will be or will become the exclusive property of MSI if they relate to the MSI EXPLOSIVES TECHNOLOGY, PRODUCTS or EQUIPMENT. DAWN may use or sub-license such developments, improvements, inventions, or innovations under the terms of this Agreement. However, if as a result of any invention or innovation made substantially by DAWN's independent efforts or independent know-how which, by virtue of this

  DAWNLIC7.DOC                   Page 8 of 13
section, becomes the property of MSI and MSI reaps a substantial monetary benefit thereby, then in good faith, but at the sole discretion of MSI, MSI shall reward DAWN with an equitable share of such benefit. Any reference to DAWN in this paragraph shall also include any of its sub-licensees.


6.0  INDEPENDENCE OF THE PARTIES.

6.1 This Agreement shall not constitute the designation of either Party as the representative or agent of the other, nor shall either Party by this Agreement have the right or authority to make any promise, guarantee, warranty or representation, or to assume, create, or incur any liability or other obligation of any kind, express or implied, against or in the name of or on behalf of the other.


7.0  CONFIDENTIALITY.

7.1 Because DAWN and MSI and their Affiliates and sub-licensees desire to fully support and cooperate with each other in order to accomplish the objectives of this Agreement, it is important that technology, proprietary rights, trade secrets and confidential information be shared. Accordingly, DAWN and MSI agree to keep "Confidential Information" and "Proprietary Information" confidential and use such information only as permitted in this Agreement. The duty to keep Confidential Information and Proprietary Information confidential and to use such information only as permitted herein shall survive the termination of this Agreement.

7.2 As used in this section 7.0 "Confidential Information" means any and all data or information related to the business of a Party to this Agreement (the "Delivering Party") which the other Party (the "Receiving Party") becomes aware of during the course or as a consequence of the association between the Parties and is generally treated by the Delivering Party as confidential (whether or not it is marked "confidential" or designated as such when it is conveyed to the Receiving Party). Confidential Information may include, without limitation, Proprietary Information (as defined herein) and information relating to the financial affairs, products, processes, customers, employees, distributors, research, development, and other matters that are important to the general operation and business of the Delivering Party; provided, however, that the information shall not be considered confidential if it (i) is available or becomes available to the public generally, or (ii) was already in the possession of the Receiving Party at the time of such delivery, or (iii) is received from another person or entity having lawful possession thereof and having no obligation of confidentiality to the Delivering Party.

7.3 "Proprietary Information" means all of the know-how, materials and information (whether or not reduced to writing and whether or not patentable or protectable by copyright) relating to the business of the Delivering Party and which the Receiving Party receives, has access to, conceives or develops, in whole or in part, as a direct or indirect result

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
of the Receiving Party's association with the Delivering Party or through the use of the Delivering Party's facilities or resources.


8.0  MAINTENANCE OF INTELLECTUAL PROPERTY RIGHTS.

8.1 MSI shall use all reasonable efforts to ensure that the MSI EXPLOSIVES TECHNOLOGY is protected in the TERRITORY including obtaining any necessary registrations of intellectual property rights. Intellectual property rights shall include all patents, patent applications, trade marks, trade names, registered designs and copyrights owned by MSI or licensed to MSI with rights to sub-license. DAWN undertakes to use the trade mark " HEFr" and "EMGELr" which forms part of the intellectual property rights in all circumstances where reasonably possible and to cooperate in efforts that MSI undertakes to comply with this paragraph.

8.2 If infringement of any intellectual property rights relating to the MSI EXPLOSIVES TECHNOLOGY occurs, the Parties shall consult with one another as to the course of action to be taken. Should either Party be unwilling to take action, then the other Party shall be entitled to take any action at its expense which it deems necessary, and the Party unwilling to take action shall, on being indemnified against possible claims for costs and other monetary penalties, do all things necessary to enable the other Party to proceed, including lending its name to any legal action, and shall execute such documents as may be needed to permit proceedings to be instituted and prosecuted to finality. Any damages or costs recovered by the Party taking action in such circumstances may be retained by that Party for its sole benefit.


9.0  FOREIGN LAWS.

9.1 DAWN agrees to register this Agreement when required by local/national law to pay all costs and legal fees connected therewith, and to otherwise insure that the local/national laws affecting this Agreement are fully satisfied.

9.2 DAWN further agrees to insure compliance with all appropriate United States laws dealing with the export of technology or technical information.

9.3 This agreement shall be subject to interpretation pursuant to the laws of the jurisdiction where the principal place of business for DAWN is or was located at the time the event occurred giving rise to the need for interpretation of this Agreement or as otherwise agreed between the Parties.


10.0      NOTICES.

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
10.1 All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally, (ii) when sent by fax or facsimile (with receipt confirmed),
(iii) when received by addressee, if sent by Express Mail, Federal Express, or other express delivery service (receipt requested), or (iv) after being delivered by registered or certified mail, return receipt requested, in each case to the other Party at the following addresses and fax numbers (or to such other addresses and fax number for a Party as shall be specified by like notice; provided that notices of change of address or fax number shall be effective only upon receipt thereof):

     if to DAWN to:      Mark L. Thomas
                         c/o Coutts & Co.
                         Grand Cayman, British West Indies

     and:

     if to MSI to:       John T. Day
                         Mining Services International Corporation
                         5284 South Commerce Drive, Suite C-244
                         Salt Lake City, UT  84107
                         Facsimile: (801) 265-7099


11.0      MISCELLANEOUS.

11.1 Attorney's Fees. If a legal action or other proceeding is brought for enforcement of this Agreement because of an alleged dispute, breach, or default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party shall be entitled to recover reasonable attorney's fees and costs incurred, both before and after judgment, in addition to any other relief to which they may be entitled.

11.2 Entire Agreement. This Agreement constitutes the entire understanding between the Parties hereto with respect to the subject matter hereof and supersedes all negotiations, prior discussions and preliminary agreements between the Parties hereto relating to the subject matter hereof as consistent with the Shareholders Agreement.

11.3 Disputes and Applicable Law. All disputes and differences that might arise between or among the Parties hereto in connection with, or arising out of this Agreement, whether during the term hereof or after termination or breach, shall be referred to and finally settled by arbitration pursuant to the following:

          11.3.1 If the issue in dispute relates to the payment of royalties or other financial or value issues, such issues shall be submitted within ten (10) calendar days from the date of determination that a dispute exists between the Parties to a partner of an internationally recognized accounting firm having demonstrable and extensive industry experience in auditing and

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
          valuing international transactions. If the Parties cannot agree on a firm, then each Party shall choose a firm within the same ten (10) day period referred to above, and the two partners from such firms shall immediately select jointly a firm meeting the qualifications herein stated which shall not be an auditor of either Party. The matter shall then immediately be submitted to such firm and it shall appoint a qualified partner, acting as an expert and not as an arbitrator, to listen to the position of both Parties and, taking into account the facts and circumstances, shall make a determination which decision shall be final and binding upon the Parties.

          11.3.2 If the issue is a dispute involving the interpretation, application or infringement of laws, patents, intellectual property rights, technology, or misuse or breach of the LICENSE or any sub-licenses granted by DAWN, such issue shall be submitted to the Law Society of England and Wales within ten (10) calendar days from the date of determination that a dispute exists between the Shareholders. The Law Society of England and Wales shall immediately appoint a solicitor who shall be competent and experienced in International law, patents and other intellectual property rights and shall have substantial explosives or chemical processing technology experience or have access to such experts as may be reasonably needed for interpretation of the technology. A decision of the solicitor so chosen shall be final and binding upon the Parties.

          11.3.3 If it is unclear as to whether or not the issue being presented for arbitration should be referred to as a royalty payment, financial or value issue, or as a legal or technology issue, it shall be deemed to be a legal or technology issue.

11.4 Cooperation.   Each Party hereto agrees to execute and deliver such
additional documents and instruments and to perform such additional acts as any Party may reasonably request or as may be reasonably necessary or appropriate to effectuate, consummate or perform any of the terms, provisions or conditions of this Agreement.

11.5 Waiver. Any waiver by any Party hereto of any breach of any kind or character whatsoever by any other Party, whether such a waiver be direct or implied, shall not be construed as a continuing waiver of, or consent to, any subsequent breach of this Agreement on the part of the other Party or Parties. No course of dealing or performance between the Parties hereto, nor any delay in exercising any rights or remedies hereunder or otherwise shall operate as a waiver of any of the rights or remedies of any Party hereto.

11.6 Modification. This agreement may not be modified except by a written instrument signed by all the Parties hereto.

11.7 Survival.   All warranties, representatives, indemnities, covenants
and other agreements of the Parties hereto shall survive the execution,

  DAWNLIC7.DOC                   Page 12 of 13
delivery and termination of this Agreement and shall, notwithstanding the execution, delivery and termination of this Agreement, continue in full force and effect.

11.8 Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed an original and as executed shall constitute one agreement, binding on both the Parties even though both Parties do not sign the same counterpart.

11.9  Headings.   The headings of sections and subsections used in this
Agreement are for convenience only and are not part of its operative language. They shall not be used to affect the construction of any provisions hereof.

11.10 Relationship. The Parties hereto do not intend this Agreement or the relationship hereunder to constitute a joint venture or partnership of any kind.

In witness whereof the following have signed the agreement this 12th day of February, 1997.


 /s/ John T. Day
________________________________________________
MINING SERVICES INTERNATIONAL CORPORATION

Name:      John T. Day

At:        Salt Lake City, Utah



 /s/ Mark L. Thomas
________________________________________________
DAWN HOLDING COMPANY


Name:      Mark Thomas

At:        Salt Lake City, Utah








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